UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
QUIDELORTHO CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

QuidelOrtho™

Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

QUIDELORTHO CORPORATION
9975 Summers Ridge Road
San Diego, California 92121
(858) 552-1100
April 2, 2024
To the Stockholders of QuidelOrtho Corporation (“QuidelOrtho”):
We are pleased to invite you to attend QuidelOrtho’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) that will be held on Tuesday, May 14, 2024, at 8:30 a.m., Pacific Time. The Annual Meeting will be a virtual meeting, conducted via live audio webcast.
At the Annual Meeting, you will be asked to consider and vote upon: (1) the election of the 10 director nominees named in the Proxy Statement to serve for a one-year term until the 2025 annual meeting of stockholders; (2) on an advisory basis, the approval of the compensation of QuidelOrtho’s Named Executive Officers; (3) the ratification of the selection of Ernst & Young LLP as QuidelOrtho’s independent registered public accounting firm for the fiscal year ending December 29, 2024; and (4) such other business as may properly be presented at the Annual Meeting or any adjournments or postponements thereof.
You will be able to attend the Annual Meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/QDEL2024. To participate in the Annual Meeting, you must have your control number. You will not be able to attend the Annual Meeting in person. The Annual Meeting will be virtual only.
Enclosed are the Notice of the Annual Meeting and the Proxy Statement. Our Annual Report on Form 10-K, along with our other proxy materials, are available at www.proxyvote.com.
It is important that your shares be represented and voted at our Annual Meeting. You may vote your shares via the Internet, or, if you requested printed copies of the proxy materials, by telephone or by completing and returning the proxy card or voting instruction form provided with the printed proxy materials.
On behalf of the Board of Directors, we look forward to seeing you virtually at our Annual Meeting.
Sincerely yours,
Office of the Chief Executive Officer
QUIDELORTHO CORPORATION

To Our Stockholders

Notice of Annual Meeting of Stockholders Date: May 14, 2024 Time: 8:30 a.m. PT Place: www.virtualshareholdermeeting.com/QDEL2024
To the Stockholders of QuidelOrtho Corporation (“QuidelOrtho” and collectively with its subsidiaries, the “Company,” “we,” “our” and “us”):
QuidelOrtho’s 2024 Annual Meeting of Stockholders (together with any adjournments or postponements thereof, the “Annual Meeting”) will be held on Tuesday, May 14, 2024, at 8:30 a.m., Pacific Time.
Items of Business

1
Proposal to elect the 10 director nominees named in the Proxy Statement to serve for a one-year term until the 2025 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal (the “Election of Directors Proposal”)

	2	Proposal to approve, on an advisory basis, the compensation of QuidelOrtho’s Named Executive Officers (the “Say-on-Pay Proposal”)

	3	Proposal to ratify the selection of Ernst & Young LLP (“Ernst & Young”) as QuidelOrtho’s independent registered public accounting firm for the fiscal year ending December 29, 2024 (the “External Auditor Proposal”)
YOUR VOTE IS VERY IMPORTANT.
Stockholders are invited to attend the Annual Meeting virtually. Whether or not you plan to attend the Annual Meeting, we urge you to submit a proxy to vote via the Internet, by telephone or by completing and returning the proxy card or voting instruction card to ensure that your shares are represented at the Annual Meeting. If you attend the Annual Meeting virtually, you may vote your shares during the meeting, or change your vote or revoke your proxy at any time before the closing of the polls at the Annual Meeting. Your last submitted vote is the one that will be counted. Specific voting instructions are summarized in the Proxy Statement and are included in the proxy materials provided to you.

Who Can Vote
QuidelOrtho’s Board of Directors (the “Board”) has fixed the close of business on March 18, 2024 as the record date (the “Record Date”) for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.
Proxy Voting
It is important that your shares be represented and voted at the Annual Meeting. You can submit a proxy to vote your shares electronically via the Internet, or, if you requested printed copies of the proxy materials, by telephone or by completing and returning the proxy card or voting instruction card. Voting instructions are included in your proxy materials and are summarized in the Proxy Statement. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee on how to vote your shares. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement or by voting your shares virtually at the Annual Meeting. Virtual attendance by stockholders at the Annual Meeting will constitute presence in person and such virtual attendance and valid proxies will be counted for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Your proxy is being solicited by the Board. The Proxy Statement describes the proposals listed above in more detail. Please refer to the Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.
The Board recommends that stockholders vote:
•“FOR” the Election of Directors Proposal;
•“FOR” the Say-on-Pay Proposal; and
•“FOR” the External Auditor Proposal.
The Notice of Internet Availability of Proxy Materials (the “Notice of Materials”) and related proxy materials were first made available to stockholders on or about April 2, 2024. We encourage you to access and review all of the important information contained in the proxy materials before the Annual Meeting, which can be found at www.proxyvote.com. If you received the Notice of Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”), you may request a printed copy of our proxy materials, free of charge, by any of the following methods:

Via the Internet at www.proxyvote.com	Via telephone at 1-800-579-1639	Via email at sendmaterial@proxyvote.com

Requests for a printed copy of our proxy materials should be made by April 30, 2024 to facilitate timely delivery.
In the event of a technical malfunction or other situation that the chairman of the Annual Meeting determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the chairman of the Annual Meeting or Corporate Secretary will convene the meeting at 9:30 a.m. Pacific Time on the date specified above at the offices of Gibson, Dunn & Crutcher LLP, located at 200 Park Ave., New York, NY 10166, solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the chairman of the Annual Meeting or Corporate Secretary. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investor Relations page of our website at ir.quidelortho.com.
By order of the Board of Directors,
Office of the Chief Executive Officer
QUIDELORTHO CORPORATION
San Diego, California
April 2, 2024
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 14, 2024. The Notice of the Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

Summary Proxy Information
This summary highlights information described in more detail in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should review this entire Proxy Statement carefully before voting.
Annual Meeting

Time and Date 8:30 a.m. (Pacific Time), May 14, 2024	Place Virtually online at www.virtualshareholdermeeting.com/QDEL2024	Record Date March 18, 2024	Voting Stockholders as of the record date are entitled to one vote per share
Ways to Vote

Via the Internet at www.proxyvote.com	Via telephone at 1-800-579-1639	Via email at sendmaterial@proxyvote.com
Proposals and Voting Recommendations

Proposal	Board Recommendation	Page Reference

Proposal No. 1 - Election of 10 Director Nominees	FOR ALL Nominees	8
Proposal No. 2 - Advisory (Non-binding) Vote on Executive Compensation	FOR	76
Proposal No. 3 - Ratification of Ernst & Young as the Independent Auditor for 2024	FOR	77
The Notice of Materials and the related proxy materials were first made available to stockholders on or about April 2, 2024.

QuidelOrtho	1	2024 Proxy Statement

Director Nominees
We are seeking your vote FOR ALL of the director nominees below:

Name	Age	Director Since	Principal Occupation

Kenneth F. Buechler, Ph.D., Chair	70	2007	Founder and former President and Chief Scientific Officer of Biosite, Inc.
Evelyn S. Dilsaver	68	2022	Former President and Chief Executive Officer of Charles Schwab Investment Management
Edward L. Michael	67	2018	Managing Partner and Co-Founder of LionBird Ventures and former Executive Vice President, Diagnostics Products at Abbott Laboratories
Mary Lake Polan, M.D., Ph.D., M.P.H.	80	1993	Professor of Clinical Obstetrics, Gynecology and Reproductive Sciences, Yale University School of Medicine
James R. Prutow	55	2023	Operating Executive of The Carlyle Group
Ann D. Rhoads	58	2020	Former Chief Financial Officer of Forty Seven, Inc.
Robert R. Schmidt	41	2022	Managing Director of The Carlyle Group
Matthew W. Strobeck, Ph.D.	51	2018	Managing Partner of Birchview Capital
Kenneth J. Widder, M.D.	71	2014	Former Chief Executive Officer of Sydnexis Inc.
Joseph D. Wilkins Jr.	62	2021	Senior Advisor for THEO Transformation Advisory and former executive at Atlantic Health System, Quest Diagnostics and Danaher-Beckman Coulter

QuidelOrtho	2	2024 Proxy Statement

Corporate Governance Highlights

Board Composition	Board Accountability

•All independent directors
•Separate Board Chair and CEO roles
•Independent Board Chair
•All Board committees completely independent
•Seasoned Board with diverse experiences, backgrounds and industry specific expertise
•Balanced Board tenure, with 4 new directors since 2021

•Annual election of directors
•Annual Board and committee evaluations
•Regularly-held executive sessions of non-employee directors
•Robust executive and director equity ownership guidelines
•Independent Board approval of CEO compensation

Stockholder Interests	Risk Oversight

•Active stockholder engagement program
•Stockholders may call special meetings
•No multi-class common stock, one share = one vote
•No poison pill
•Insider Trading Policy that generally prohibits hedging transactions and pledging activities
•Clawback Policy

•Comprehensive risk oversight by the Board and individual committees as well as management
•Risk management principles implemented in management processes and in the responsibilities of our employees at every level
•Commitment to sustainability and ethically and socially just business practices and policies
•Robust risk reporting system designed to provide timely and comprehensive information to the Board

Executive Compensation Vote
Consistent with the Board’s recommendation and our stockholders’ prior indicated preference, we intend to hold an advisory vote to approve our executive compensation annually. Accordingly, we are seeking your approval, on an advisory basis, of the compensation of our NEOs, as further described in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement.
For a summary of our executive compensation and 2023 performance highlights, please refer to the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement on page 37.
Auditor Matters
As a matter of good corporate practice, and following a robust evaluation of Ernst & Young by our Audit Committee, we are seeking your ratification of Ernst & Young as our independent registered public accounting firm for the 2024 fiscal year.

QuidelOrtho	3	2024 Proxy Statement

Meeting Information
2024 Annual Meeting of Stockholders to be held on May 14, 2024
This Proxy Statement is being provided to you in connection with the solicitation of proxies by the Board for the Annual Meeting to be held on Tuesday, May 14, 2024, at 8:30 a.m., Pacific Time. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/QDEL2024.
The Company utilizes the “Notice and Access” method of providing to stockholders the Notice of the Annual Meeting, Proxy Statement, proxy card and Annual Report (collectively, the “Proxy Materials”). With “Notice and Access” we are permitted to furnish the Proxy Materials to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, you will receive the Proxy Materials in one of the following ways:
•Notice and Access: Most stockholders will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice of Materials, which was made available beginning on or about April 2, 2024, will instruct you on how to access and review all of the Proxy Materials at www.proxyvote.com. Such notice also instructs you on how you may submit your proxy and vote. If you would like to receive a paper or email copy of the Proxy Materials, you should follow the instructions for requesting such materials in the Notice of Materials. Any request to receive Proxy Materials by mail or email will remain in effect until you revoke it. Stockholders who do not receive a Notice of Materials may instead receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by email (see below).
•Email Access to Proxy Materials: Stockholders who previously elected to receive a notice of access to Proxy Materials via email will not receive the Notice of Materials in the mail. You will instead receive an email with links to the Proxy Materials and online proxy voting instructions.
•Paper Copy of Proxy Materials with Proxy Card: Stockholders who previously requested paper copies of the Proxy Materials will not receive the Notice of Materials. Instead, such stockholders will continue to receive a paper copy of the Proxy Materials until a request is submitted to change delivery methods. You can eliminate all such paper mailings in the future by electing to receive an email that provides Internet links to these documents. Opting to receive all future Proxy Materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. To request electronic delivery, please follow the instructions on your proxy card or voting instruction card.
•Beneficial Owners: If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and the Proxy Materials and your voting instructions are being forwarded to you from that broker, fiduciary or custodian.
•Delivery of Documents to Stockholders Sharing an Address: A number of brokerage firms have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders who share the same address and do not participate in electronic delivery of Proxy Materials will receive only one copy of the Proxy Materials until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the Proxy Materials mailed to you, please send a written request to our Corporate Secretary at c/o QuidelOrtho Corporation, 9975 Summers Ridge Road, San Diego, California 92121, or call (858) 552-1100, and we will promptly deliver additional Proxy Materials to you. Please contact your broker if you received multiple copies of the Proxy Materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.
The Proxy Statement and Annual Report will also be made available on the “Investor Relations” page of the Company’s website at ir.quidelortho.com, as well as at www.proxyvote.com.
We will pay the expenses in connection with this solicitation. Our employees may solicit proxies by mail, in person, by telephone, facsimile or other electronic means and will not receive any additional compensation for such solicitations. We may also reimburse brokers, fiduciaries, custodians or other nominees for the expenses of forwarding soliciting material to beneficial owners.

QuidelOrtho	4	2024 Proxy Statement

Record Date and Voting
Quorum
The close of business on March 18, 2024 has been fixed as the Record Date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 66,878,683 shares of our voting common stock were outstanding. Each share of such common stock is entitled to one vote on all matters that may be presented for consideration and action by the stockholders at the Annual Meeting. A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of common stock on the Record Date and entitled to vote at the Annual Meeting, present virtually or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of the shares of common stock present virtually or by proxy at the Annual Meeting may adjourn the Annual Meeting to another time or date.
Voting
Where a stockholder has directed how their proxy is to be voted, it will be voted according to the stockholder’s directions. If your shares of common stock are held in the name of a bank, broker or other nominee, you are considered the beneficial owner of shares of common stock held in street name, and the Proxy Materials and your voting instructions are being forwarded to you from that bank, broker or nominee (the “record holder”). Beneficial owners have the right to direct the record holder of their shares regarding how to vote their shares, and the record holder is required to vote such shares in accordance with these instructions. If a proposal is routine, a record holder holding shares for a beneficial owner in street name may vote on the proposal without specific voting instructions from the beneficial owner if the beneficial owner does not provide voting instructions. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when the record holder is unable to vote on a proposal because the proposal is non-routine, or otherwise chooses not to exercise discretionary voting authority, and the beneficial owner has not provided instructions.
Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary or custodian on how to vote your shares on all proposals to ensure that your vote is counted.
If you receive more than one set of Proxy Materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of Proxy Materials that you receive to ensure that all of your shares are voted.
Other than as described in this Proxy Statement, we currently know of no other business that will be presented for consideration at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.
With regard to the election of directors, votes may be cast in favor of a director nominee or withheld. Because directors are elected by a plurality of the votes cast by the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, votes withheld and broker non-votes (if any) will have no effect on the outcome of this proposal. The 10 nominees receiving the greatest number of votes at the Annual Meeting will be elected. Stockholders do not have cumulative voting rights for the election of directors. If a quorum is present at the Annual Meeting, the 10 nominees receiving the greatest number of votes will be elected. For Proposal Two (Say-on-Pay Proposal) and Proposal Three (External Auditor Proposal), the affirmative vote of

QuidelOrtho	5	2024 Proxy Statement

a majority of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval; broker non-votes (if any) will have no effect on the outcome of the proposals, while abstentions will have the same effect as a vote “AGAINST” the proposals.
Unless otherwise designated, each signed proxy submitted by a record holder will be voted:
•FOR each of the 10 nominees named below for election as directors;
•FOR the advisory approval of the Company’s executive compensation; and
•FOR ratification of the selection of Ernst & Young as our independent registered public accounting firm for our fiscal year ending December 29, 2024.
Shares may be voted via the Internet, and if the stockholder requested paper copies of the Proxy Materials, by telephone or by completing and returning a proxy card or voting instruction card. Stockholders may revoke their proxy at any time before it is voted at the Annual Meeting.
Changing Your Vote
If you are a record holder, you can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting by:
•entering a later-dated proxy by telephone or via the Internet by 11:59 p.m., Eastern Time, on May 13, 2024;
•delivering a valid, later-dated proxy card that is received by Broadridge at least 24 hours prior to the start of the Annual Meeting;
•sending written notice to the Corporate Secretary of the Company at the Company’s principal executive office that is received at least 24 hours prior to the start of the Annual Meeting; or
•voting at the Annual Meeting. Note that your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.
If you are a beneficial owner, you may submit new voting instructions by contacting your bank, broker or other nominee and following the instructions you receive from them.
Voting Results
Representatives of Broadridge, our proxy distributor, will count the votes and serve as inspector of elections at the Annual Meeting. We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be disclosed in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.
Attending the Meeting
The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/QDEL2024. To attend and participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your Proxy Materials. If your shares are held in street name, and your voting instruction form or Notice of Materials indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice of Materials. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five business days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. Only stockholders with a valid 16-digit control number will be able to attend the Annual Meeting and vote and ask questions.

QuidelOrtho	6	2024 Proxy Statement

Questions pertinent to Annual Meeting matters and that comply with the Annual Meeting rules of conduct will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, suggestions for product development or other matters unrelated to the proposals and Annual Meeting matters are not pertinent to the Annual Meeting and therefore will not be answered. We reserve the right to edit profanity or other inappropriate language. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
The meeting webcast will begin promptly at 8:30 a.m. Pacific Time. Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

QuidelOrtho	7	2024 Proxy Statement

PROPOSAL ONE
Election of Directors Proposal
Nominees for Election
In accordance with our Amended & Restated Bylaws (the “Bylaws”), the Board has fixed the number of directors constituting the Board at 10. Our directors are elected at each annual meeting of stockholders for a one-year term. Our Board has nominated Kenneth F. Buechler, Evelyn S. Dilsaver, Edward L. Michael, Mary Lake Polan, James R. Prutow, Ann D. Rhoads, Robert R. Schmidt, Matthew W. Strobeck, Kenneth J. Widder and Joseph D. Wilkins Jr. for election to our Board. In this Proposal One, stockholders are being asked to elect the 10 nominees to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal.
Pursuant to a Business Combination Agreement entered into as of December 22, 2021 (the “Business Combination Agreement”), by and among Quidel® Corporation (“Quidel”), Ortho Clinical Diagnostics® Holdings plc (“Ortho”), QuidelOrtho and the other parties referenced therein, Quidel and Ortho consummated a business combination (the “Combinations”) and each of Quidel and Ortho became a wholly owned subsidiary of QuidelOrtho in May 2022. In connection with the entry into the Business Combination Agreement, QuidelOrtho, Quidel and Ortho entered into a Principal Stockholders Agreement with Carlyle Partners VI Cayman Holdings, L.P. (the “Carlyle Stockholder”), dated as of December 22, 2021 (the “Stockholders Agreement”), pursuant to which the Carlyle Stockholder is entitled to designate two directors to the Board so long as it holds at least 12% of the outstanding shares of our common stock. As of the date of this Proxy Statement, the Carlyle Stockholder held more than 12% of the outstanding shares of our common stock and was therefore entitled to designate two directors to the Board. Messrs. Schmidt and Prutow are the two directors designated by the Carlyle Stockholder.
Mr. Prutow was appointed to the Board on November 28, 2023, and each of the other nominees was most recently elected by stockholders at the 2023 annual meeting of stockholders.
Each of the 10 nominees has consented to serve as a director if elected. Unless authority to vote for any director nominee is withheld, it is intended that each proxy received by the Company will be voted FOR ALL of the nominees. If, before the Annual Meeting, any of the nominees for director should become unable to serve if elected, or, for good cause, unwilling to serve, it is intended that shares represented by proxies will be voted for such substitute nominees, if any, as may be recommended by the Board, or the Board may decrease the size of the Board.

QuidelOrtho	8	2024 Proxy Statement

Biographical Information

Kenneth F. Buechler, Ph.D. CHAIR OF THE BOARD INDEPENDENT Age: 70 Director Since: 2007
Dr. Buechler has served as the Chair of the Board since December 2022, and from August 2015 to May 2022, and he previously served as the Lead Independent Director from May 2022 to December 2022. Dr. Buechler was previously the co-founder of and held various roles at Biosite Inc. from 1988 until its acquisition by Alere Inc. in 2007, including serving as a director and as President and Chief Scientific Officer, Senior Vice President, Research and Development, and Vice President, Research and Director of Chemistry. Prior to co-founding Biosite, Dr. Buechler was a senior research scientist for the diagnostics research and development group at Hybritech Inc. Dr. Buechler currently serves as a director of TriVirum, Inc., and previously served as chair of the board of directors of Sequenom Inc., a life sciences company until its acquisition in September 2016, Astute Medical Inc., a company that develops biomarkers for acute medical conditions, until its acquisition in April 2018 and Edico Genome Inc., a DNA sequencing technology company until its acquisition in May 2018. Dr. Buechler received his Ph.D. in Biochemistry and his Bachelor’s Degree in Chemistry from Indiana University.
Dr. Buechler brings extensive experience in the field of diagnostics as a scientist and through his founding of Biosite Inc. He also has extensive executive leadership and governance experience through his service on the boards of other companies.

Committees: Nominating and Corporate Governance Committee and Science and Technology Committee (Chair)
Other Current Public Company Directorships: None
Prior Public Company Directorships Within the Past 5 Years: None

QuidelOrtho	9	2024 Proxy Statement

Evelyn S. Dilsaver INDEPENDENT Age: 68 Director Since: 2022
Ms. Dilsaver previously served as President and Chief Executive Officer of Charles Schwab Investment Management, the mutual fund arm of The Charles Schwab Corporation from 2004 to 2007. Prior to that, Ms. Dilsaver served in various leadership roles at The Charles Schwab Corporation for more than 16 years beginning in 1991, including as Executive Vice President and Senior Vice President, Asset Management Products and Services of Charles Schwab Investment Management. Ms. Dilsaver also serves as a director of Ballard Private Real Estate Fund, a private company, and as an advisory board member at Protivi Inc. Ms. Dilsaver received her B.A. in Accounting from California State University-Hayward, School of Business and Economics and participated in the Stanford Graduate School of Business, Senior Executive Program.
Ms. Dilsaver has extensive executive leadership experience through her former role as President and Chief Executive Officer of Charles Schwab Investment Management, as well as various senior executive leadership roles at the Charles Schwab Corporation spanning over 16 years. Ms. Dilsaver brings extensive background and knowledge across both the financial and healthcare industries, as well as significant experience serving on the board of directors of various public companies, including serving as a director and chair of the audit committee of Ortho until May 2022.

Committees: Audit Committee
Other Current Public Company Directorships:
•Tempur Sealy International Inc. - Audit Committee (Chair) and Nominating and Corporate Governance Committee
•Health Equity, Inc. – Nominating and Corporate Governance Committee (Chair)
Prior Public Company Directorships Within the Past 5 Years:
•Ortho Clinical Diagnostics Holdings plc until May 2022 – Audit Committee (Chair)

Edward L. Michael INDEPENDENT Age: 67 Director Since: 2018
Mr. Michael is the Managing Partner of LionBird Ventures, a venture capital firm he co-founded in 2012, which focuses on investing in digital health and business services companies. For nearly 27 years, Mr. Michael held a variety of roles at Abbott Laboratories, including most recently as Executive Vice President, Diagnostic Products and previously in legal, commercial and operational roles in various Abbott divisions. Mr. Michael currently serves on the board of directors of certain private LionBird portfolio companies. Mr. Michael received his B.A. from Indiana University and a J.D. from Indiana University School of Law.
Mr. Michael brings substantial experience in the diagnostics industry and technology utilized by the Company through his executive leadership positions at Abbott Laboratories.

Committees: Compensation Committee (Chair) and Science and Technology Committee Other Current Public Company Directorships: None Prior Public Company Directorships Within the Past 5 Years: None

QuidelOrtho	10	2024 Proxy Statement

Mary Lake Polan, M.D., Ph.D., M.P.H. INDEPENDENT Age: 80 Director Since: 1993
Dr. Polan served as an Adjunct Professor in the Department of Obstetrics and Gynecology at Columbia University School of Medicine from 2007 to 2014 and then in 2015, she rejoined the Department of Obstetrics and Gynecology at Yale University School of Medicine as a Professor of Clinical Obstetrics, Gynecology and Reproductive Sciences. Dr. Polan previously served as a Professor and Chair Emerita of the Department of Gynecology and Obstetrics at Stanford University School of Medicine from 1990 to 2005, and before that served on the faculty at Yale University. Dr. Polan received a B.A. degree from Connecticut College, a Ph.D. in Molecular Biophysics and Biochemistry and an M.D. from Yale University School of Medicine and her M.P.H. from the University of California, Berkeley. Dr. Polan remained at Yale New Haven Hospital for her residency in Obstetrics and Gynecology, followed by a Reproductive Endocrine Fellowship. Dr. Polan also serves as a director at the following private companies: NX Prenatal Inc., Or-Genix Therapeutics, Inc., Residents Diagnostics, Inc. and MiraDx, Inc.
Dr. Polan is a prominent medical clinician, researcher and academician. She has extensive experience in the area of women’s health, which is an important area for us. As a medical doctor, Dr. Polan brings an important practicing physician perspective in evaluating and overseeing the Company’s performance and strategic direction.

Committees: Compensation Committee and Science and Technology Committee Other Current Public Company Directorships: None Prior Public Company Directorships Within the Past 5 Years: •ChemBio Diagnostics

QuidelOrtho	11	2024 Proxy Statement

James R. Prutow INDEPENDENT Age: 55 Director Since: 2023
Mr. Prutow has served as Co-Founder of Atmas Health, a healthcare investment partnership, since 2022 and as Operating Executive at The Carlyle Group, a global investment firm, focused on the healthcare sector since 2022. Mr. Prutow has over 30 years of healthcare experience as both an executive and consultant across many medtech, life sciences and diagnostics companies. Prior to joining Carlyle, Mr. Prutow most recently served as a Senior Healthcare PE Partner at PricewaterhouseCoopers LLP, an audit, assurance, consulting and tax services firm, and PRTM, a management consulting subsidiary of PwC, from 2005 to 2022, where he collaborated with Carlyle and other private equity sponsors on hundreds of diligences across the globe as well as supported portfolio company management teams on value creation initiatives. Before PwC, Mr. Prutow worked at a range of leading healthcare companies, including Baxter, Dade Behring, Nanogen and GeneLogic. Mr. Prutow currently serves on the board of directors of the Carlyle portfolio company, Corro Health, since 2022 and The Marfan Foundation since 2019. Mr. Prutow earned his B.S. in both Genetics and Economics from the University of California, Davis, his M.B.A. from the Golden Gate University and his J.D. from the University of San Diego School of Law.
Mr. Prutow has extensive experience as a healthcare executive and consultant in the medtech, life sciences and diagnostics industries. He also has significant operational and governance experience.

Committees: Nominating and Corporate Governance Committee and Science and Technology Committee
Other Current Public Company Directorships: None
Prior Public Company Directorships Within the Past 5 Years: None

QuidelOrtho	12	2024 Proxy Statement

Ann D. Rhoads INDEPENDENT Age: 58 Director Since: 2020
Ms. Rhoads most recently served as Chief Financial Officer of Forty Seven, Inc., a publicly-traded biotechnology company, from March 2018 to June 2020. Previously, Ms. Rhoads was the Executive Vice President and Chief Financial Officer of Zogenix, Inc., a publicly-traded pharmaceutical company, from 2010 to January 2017. From 2000 to the end of 2009, Ms. Rhoads served as the Chief Financial Officer of Premier, Inc., a healthcare supply management company. From 1998 to 2000, she was the Vice President, Strategic Initiatives at Premier, Inc., and from 1993 to 1998, she was an investment professional with The Sprout Group, an institutional venture capital firm. Ms. Rhoads holds a B.S. in Finance from the University of Arkansas and an M.B.A. from the Harvard Graduate School of Business Administration.
Ms. Rhoads has a strong financial background as a former Chief Financial Officer of Forty Seven, Inc., Zogenix, Inc. and Premier, Inc. Ms. Rhoads is an audit committee financial expert as a result of her prior experience as Chief Financial Officer and as a board member and chair of the audit committee of other U.S. public companies. She also has extensive executive leadership and governance experience through her service on the boards of other companies.

Committees: Audit Committee (Chair)
Other Current Public Company Directorships:
•Globus Medical Inc. – Audit Committee (Chair) and Nominating and Corporate Governance Committee
•Repare Therapeutics – Audit Committee (Chair) and Nominating and Corporate Governance Committee
•iTeos Therapeutics – Audit Committee (Chair), Compensation Committee and Nominating and Corporate Governance Committee
Prior Public Company Directorships Within the Past 5 Years:
•Iridex Corporation until 2018

QuidelOrtho	13	2024 Proxy Statement

Robert R. Schmidt INDEPENDENT Age: 41 Director Since: 2022
Mr. Schmidt serves as Managing Director at The Carlyle Group, a global investment firm, where he focuses on investment opportunities in the healthcare sector. Since joining The Carlyle Group in 2011, Mr. Schmidt has been involved in a number of the firm’s investments globally. Prior to joining Carlyle, Mr. Schmidt worked at Welsh, Carson, Anderson & Stowe, a private equity firm focused on information business services and healthcare investments, and Merrill Lynch Global Private Equity, which is focused on buyouts in North America. Mr. Schmidt also serves on the board of directors of the following private companies: Included Health, Medline, MedRisk, Resonetics and Unchained Labs. Mr. Schmidt received an M.B.A. from the Harvard Business School and a B.S. from The Wharton School at the University of Pennsylvania.
As Managing Director at Carlyle, where he focuses on investment opportunities in the healthcare sector, Mr. Schmidt has extensive financial expertise and experience across a variety of healthcare investments. Mr. Schmidt also has experience from advising and serving as a director of multiple Carlyle portfolio companies, as well as serving as a director of Ortho until May 2022.

Committees: Compensation Committee
Other Current Public Company Directorships: None
Prior Public Company Directorships Within the Past 5 Years:
•1Life Healthcare, Inc. until February 2023 – Compensation Committee
•Ortho Clinical Diagnostics Holdings plc until May 2022 – Audit Committee, Compensation Committee and Executive Committee

Matthew W. Strobeck, Ph.D. INDEPENDENT Age: 51 Director Since: 2018
Dr. Strobeck has served as the Managing Partner of Birchview Capital, a hedge fund, since 2014. Dr. Strobeck was a Partner and member of the management committee and advisory board of Westfield Capital Management from 2008 to 2011, having served as a member of the investment team, specializing in healthcare and life sciences, from May 2003 to June 2008. Dr. Strobeck currently serves on the boards of directors of Monteris Medical, a privately-held medical device company, and the Schuler Education Foundation. Dr. Strobeck received his B.S. from St. Lawrence University, a Ph.D. from the University of Cincinnati, an S.M. from the Harvard University/MIT Health Sciences Technology Program, and an S.M. from the MIT Sloan School of Management.
Dr. Strobeck has a strong scientific background and experience investing in and working with healthcare and life sciences companies as well as finance and investment experience from his work at Birchview Capital. Dr. Strobeck currently serves on the boards of various diagnostic and medical device companies.

Committees: Audit Committee and Science and Technology Committee
Other Current Public Company Directorships:
•Accelerate Diagnostics – Audit Committee
•Biodesix – Audit Committee and Nominating and Corporate Governance Committee
Prior Public Company Directorships Within the Past 5 Years: None

QuidelOrtho	14	2024 Proxy Statement

Kenneth J. Widder, M.D. INDEPENDENT Age: 71 Director Since: 2014
Dr. Widder has more than 30 years of experience working with biomedical companies. Dr. Widder previously served as the Executive Chair of OrphoMed Inc., a clinical-stage biopharmaceutical company, from 2017 to 2022, and board chair and Chief Executive Officer of Sydnexis, Inc., an ophthalmology start-up company, from 2017 to 2022. Dr. Widder was a General Partner with LVP Life Science Ventures, a venture capital company for biotechnology and medical device start-ups, from 2007 to 2016. Dr. Widder holds an M.D. from Northwestern University and trained in pathology at Duke University.
Dr. Widder has more than 30 years of experience working with biomedical companies. Dr. Widder also has a strong governance background through his service on the boards of several other companies. As a medical doctor trained in pathology, Dr. Widder also provides valuable insight from the perspectives of both an executive and a physician.

Committees: Audit Committee, Nominating and Corporate Governance Committee (Chair) and Science and Technology Committee
Other Current Public Company Directorships:
•Evoke Pharma Inc.
•Personalis, Inc. – Nominating and Corporate Governance Committee
Prior Public Company Directorships Within the Past 5 Years: None

Joseph D. Wilkins Jr. INDEPENDENT Age: 62 Director Since: 2021
Mr. Wilkins currently serves as senior advisor for THEO Transformation Advisory, an advisory group, as a trusted partner and advisor to chief executive officers, senior leaders and governing boards at the forefront of transforming health and well-being, and has served in this position since October 2022. Previously, Mr. Wilkins served as Senior Vice President and Chief Transformation and Innovation Officer for Atlantic Health System, an integrated healthcare delivery system, from October 2016 to October 2018. Prior to that, Mr. Wilkins led commercial operations teams at Quest Diagnostics and before that, he held various leadership roles at Danaher-Beckman Coulter for approximately 28 years. Mr. Wilkins also serves on the board of directors of Providence Health and Services, one of the nation’s largest healthcare systems, and serves on the Tiger Woods, TGR Foundation. Mr. Wilkins earned a B.S. and an M.B.A. degree from Argosy University and is a board-certified fellow of the American College of Healthcare Executives.
Mr. Wilkins has more than 30 years of experience in the diagnostics and healthcare industry, including roles at healthcare consulting firms and at an integrated healthcare delivery system company, as a venture capital investor. As a board member of Providence Health and Services, Mr. Wilkins brings a unique healthcare provider perspective to the Board. Mr. Wilkins is also a founding director at Black Directors Health Equity Agenda (BDHEA) and a Six Sigma certified practitioner. He holds corporate governance certifications from both University of California, Irvine and University of Southern California.

Committees: Compensation Committee and Nominating and Corporate Governance Committee Other Current Public Company Directorships: None Prior Public Company Directorships Within the Past 5 Years: None

QuidelOrtho	15	2024 Proxy Statement

Vote Required and Board Recommendation
Election of each of the director nominees requires the affirmative vote of a plurality of the votes cast by the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Broker non-votes, if any, and votes withheld will have no effect on the outcome of this proposal.

VOTE The Board recommends that stockholders vote “FOR ALL” director nominees set forth above.

QuidelOrtho	16	2024 Proxy Statement

Corporate Governance
Board Leadership Structure
Our Corporate Governance Guidelines provide the Board with the flexibility in allocating the responsibilities of the offices of the Chair of the Board and the Chief Executive Officer (“CEO”), and to determine whether the positions should be held by one or two individual(s), and if two, whether the Chair should be independent. In the event that the positions of the Chair and CEO are held by the same person, or if the Chair is not otherwise independent, the independent members of the Board will elect an independent director to serve as the Lead Independent Director in accordance with the Company’s Lead Independent Director charter. We believe this provides the Board with flexibility to determine the structure that is in the best interests of the Company across a range of situations at that time. Historically, the Board has determined that the roles of Chair and CEO should be separate as this structure enables our Chair to maintain responsibility for coordinating Board activities, including the scheduling of meetings and executive sessions of the non-employee directors and managing the relevant agenda items in each case (taking into consideration suggestions from other Board members), and our CEO to focus on leading and managing the Company.
Dr. Buechler served as Chair of Quidel’s board of directors from 2015 to May 2022 and has been serving as non-executive, independent Chair of QuidelOrtho’s Board since December 2022. On February 17, 2024, the Board (1) appointed Michael S. Iskra to serve as our Interim CEO and Robert J. Bujarski to serve as our Interim President, each effective February 21, 2024, and (2) created an Office of the CEO, which is responsible for the management of the Company on an interim basis, as we conduct a search for our new CEO. The Office of the CEO is comprised of Messrs. Iskra and Bujarski and Joseph M. Busky, our Chief Financial Officer (“CFO”). Dr. Buechler, with assistance by the other Board members, advises the Office of the CEO. The Board believes this leadership structure enhances the Board’s oversight of and independence from our management and the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders. The Board also believes that its approach for overseeing risk, as described below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.
Risk Oversight
We take a comprehensive approach to risk management. We believe risk can arise in every decision and action taken by the Company, whether strategic or operational. We, therefore, seek to include risk management principles throughout our management processes and in the responsibilities of employees across the organization. Our comprehensive approach is reflected in the reporting processes, pursuant to which our management endeavors to provide timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making.
The Board evaluates the information it receives from management and provides oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high-level operating objectives, goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in their oversight of management’s implementation of the Company’s operating objectives, goals, strategies and policies.

QuidelOrtho	17	2024 Proxy Statement

Our senior executives provide the Board and its committees with regular updates about the Company’s strategies and objectives and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues with management. The Board and its committees call special meetings when necessary to address specific issues or take specific actions. In addition, our directors have access to Company management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable about the issues often attend Board meetings to provide additional insight into items being discussed, including risk exposures.
The Board has delegated oversight of matters involving certain specific areas of risk exposure to, and within the purview of, each of its four standing committees. Each committee generally reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to matters and risks for which such committee provides oversight. The specific responsibilities of each of the Board committees, including with respect to risk oversight, are more fully described below in the “—Audit Committee,” “—Compensation Committee,” “—Nominating and Governance Committee” and “—Science and Technology Committee” sections.
Board Meetings, Committees of the Board and Related Matters
The Board currently has a standing Audit Committee (the “Audit Committee”), Compensation Committee (the “Compensation Committee”), Nominating and Corporate Governance Committee (the “Nominating and Governance Committee”) and Science and Technology Committee (the “Science and Technology Committee”). The Board held 4 meetings, excluding committee meetings, during the year ended December 31, 2023. During the year ended December 31, 2023, all current directors attended at least 75% of all meetings of the Board and its committees, if any, on which they served during the period in which they were on the Board or committee. On average, directors attended greater than 99% of all Board and committee meetings in 2023.
Information about our Board committees and membership is as follows:

Committee
Director Name	Audit	Compensation	Nominating and Governance	Science and Technology

Kenneth F. Buechler, Ph.D.			✓	Chair
Evelyn S. Dilsaver	✓
Edward L. Michael		Chair		✓
Mary Lake Polan, M.D., Ph.D., M.P.H.		✓		✓
James R. Prutow(1)			✓	✓
Ann D. Rhoads	Chair
Robert R. Schmidt		✓
Matthew W. Strobeck, Ph.D.	✓			✓
Kenneth J. Widder, M.D.	✓		Chair	✓
Joseph D. Wilkins Jr.		✓	✓
Number of Committee Meetings Held in 2023:	8	5	4	3
✓ = Committee Member Chair = Committee Chair
1.Mr. Prutow joined the Board on November 28, 2023.

QuidelOrtho	18	2024 Proxy Statement

Director Independence
The Board has determined that each of our current directors is independent as defined by The Nasdaq Stock Market LLC (“Nasdaq”) listing rules. Former directors Douglas C. Bryant and Christopher M. Smith were not deemed to be independent during the period they served on our Board because of their roles as our former President and CEO, and former special advisor and former Chair and Chief Executive Officer of Ortho, respectively. Former director Stephen H. Wise was deemed to be independent during the period he served on our Board. The Board has also determined that each of the directors who currently serves on the Audit Committee, Compensation Committee and Nominating and Governance Committee is “independent” for purposes of the Nasdaq listing rules and under our Corporate Governance Guidelines, which is accessible on our website at www.quidelortho.com. The Board has also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfies the heightened independence standards for audit committees and compensation committees, as applicable, established by the SEC and Nasdaq listing rules, including that the directors who serve on the Compensation Committee are “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Qualifications and Characteristics for Directors
The Board and the Nominating and Governance Committee work together on a periodic basis to determine the appropriate characteristics, skills and experience necessary for the Board as a whole and for its individual members. The Nominating and Governance Committee, in recommending director candidates for election to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgements. As described in our Corporate Governance Guidelines, in evaluating the suitability of individual Board members, the Board is particularly interested in the following attributes:
•experience at a policy-making level;
•strategic thinking;
•depth of understanding of the Company’s industry, including relevant technology;
•leadership;
•objectivity;
•a general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company and sound principles of corporate governance in today’s business environment;
•background and professional expertise;
•diversity of occupational and personal backgrounds, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age and sexual orientation; and
•independence and whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.
As part of the search process for each new director, the Nominating and Governance Committee includes women and minorities in the pool of candidates (and instructs any search firm the committee engages to do so). The Board evaluates each individual in the context of Board functions as a whole and in light of the then-current needs of the Board, with the objective of recruiting and proposing a slate of directors that can help drive the Company’s success and effectively represent stockholder interests through the exercise of sound and independent judgment, and leveraging its diversity of perspectives and experience.

QuidelOrtho	19	2024 Proxy Statement

We believe the Board members represent a desirable mix of backgrounds, skills and experiences, and they all share the personal attributes of effective directors, which are described above. The Nominating and Governance Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board. Our Board Diversity Matrix, as required by the Nasdaq listing rules, is set forth below. With respect to director gender and diversity, among our director nominees, three directors identified themselves as female, seven directors identified themselves as White, one director identified himself as African American or Black and one director identified herself as Asian.
Board Diversity Matrix (As of April 2, 2024)

Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	—	1
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

QuidelOrtho	20	2024 Proxy Statement

The following chart illustrates the diverse set of skills, expertise and backgrounds represented by our directors and considered by the Board in connection with the director nomination process (though it does not encompass all skills, expertise and backgrounds of our directors):

Skills and Expertise	Buechler	Dilsaver	Michael	Polan	Prutow	Rhoads	Schmidt	Strobeck	Widder	Wilkins

Strategy and Strategic Planning, including Profitable Growth Strategies	●		●	●	●	●	●	●	●	●
Operational Efficiency and Cost Discipline	●	●	●		●	●	●		●	●
Sales and Marketing	●		●		●			●		●
Corporate Finance and M&A	●	●	●		●	●	●	●		●
Financial Expertise and Acumen	●	●			●	●	●	●	●	●
Research and Development	●		●	●				●	●	●
International Operations			●		●		●			●
Regulatory and Compliance	●	●	●		●					●
Information Technology, Cybersecurity and Data Privacy	●		●							●
Human Capital Management	●									●
Environmental, Social and Governance / Sustainability	●						●	●		●
Risk Management	●	●				●	●	●	●	●
Experiences
CEO Leadership	●	●						●	●
Senior Management Leadership	●	●	●		●	●		●	●	●
Significant Technical, Advisory or Business Experience in Medical Diagnostics	●		●	●	●			●		●
Public Company Board Experience (other than on QuidelOrtho’s Board)	●	●		●		●	●	●	●
Audit Committee
Members: Ann D. Rhoads (Chair), Evelyn S. Dilsaver, Matthew W. Strobeck, Ph.D. and Kenneth J. Widder, M.D.
The Audit Committee is responsible for assisting the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in its oversight of our compliance with legal and regulatory requirements. Under the Audit Committee’s written charter, the specific duties of the committee include, among others: oversight of the design and functioning of internal accounting, financial and disclosure controls; review of the independent registered public accounting firm’s qualifications and independence; oversight of the Company’s internal audit function; monitoring and evaluating the performance of the independent registered public accounting firm; overseeing the Company’s compliance with legal and regulatory requirements; and reviewing, setting policy and evaluating the effectiveness of the Company’s processes for assessing

QuidelOrtho	21	2024 Proxy Statement

significant risk exposures and measures that management has taken to minimize such risks, including risks related to the Company’s financial statements and financial reporting process, compliance and information technology and cybersecurity. The Audit Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities. The Audit Committee also has full authority and unrestricted access to the resources, information and personnel necessary to achieve its mission and functions.
The Audit Committee has been established in accordance with applicable Nasdaq and SEC rules and regulations. The Board has also determined that Mses. Dilsaver and Rhoads each qualify as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations. Information about Mses. Dilsaver’s and Rhoads’ past business and educational experience is included in the “—Qualifications and Characteristics for Directors” and “—Biographical Information” sections.
Audit Committee Report
The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the responsibility for preparing the Consolidated Financial Statements and for the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Consolidated Financial Statements.
The Audit Committee discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee met with the independent registered public accounting firm to discuss the overall scope and plans for the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our accounting and financial reporting. The Audit Committee also discussed with the independent registered public accounting firm the firm’s judgments as to the substance and clarity, not just the acceptability, of our accounting principles and financial statement disclosures. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to us was compatible with the independent registered public accounting firm’s independence.
The Audit Committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and Ernst & Young’s report on the effectiveness of our internal control over financial reporting.
The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter regarding the independent registered public accounting firm’s communications with the Audit Committee concerning its independence, as required by the applicable requirements of the PCAOB, and discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited Consolidated Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Audit Committee
Ann D. Rhoads (Chair)
Evelyn S. Dilsaver
Matthew W. Strobeck, Ph.D.
Kenneth J. Widder, M.D.

QuidelOrtho	22	2024 Proxy Statement

Independent Registered Public Accounting Firm
The Audit Committee retained Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2023. Ernst & Young has served as our independent registered public accounting firm since 2002. Set forth below are the aggregate fees incurred by the Company for audit and other professional services rendered by our independent registered public accounting firm for the fiscal years ended 2023 and 2022.

	Fiscal Year Ended
(In millions)	December 31, 2023	January 1, 2023

Audit fees(1)	$6.7	$5.2
Audit-related fees	—	—
Tax fees(2)	0.1	*
All other fees	—	—
Total fees	$6.8	$5.2
*Indicates fees less than $0.1 million.
1.Audit fees represent fees for professional services provided in connection with the audit of our Consolidated Financial Statements, review of our quarterly Consolidated Financial Statements, audit of our compliance under Section 404 of the Sarbanes-Oxley Act of 2002, accounting consultations, and assistance with and review of documents filed with the SEC and other statutory and regulatory filings.
2.For fiscal years 2023 and 2022, tax fees primarily consisted of tax compliance, tax advice and tax planning fees.
Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services
The Audit Committee is responsible for appointing, retaining, determining funding for, and overseeing the work of our independent registered public accounting firm. The Audit Committee’s policy is to review and pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services to be provided by our independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient services, and whether the services could enhance our ability to manage or control risk or improve audit quality.
All of the audit, audit-related, tax and other fees provided by Ernst & Young in fiscal years 2023 and 2022 (and as described in the footnotes to the table above) were approved in advance by the Audit Committee pursuant to this policy.
Review and Approval of Related Party Transactions
The Audit Committee reviews relationships, transactions and arrangements in which (1) the Company was, is or will be a participant, (2) the amount involved exceeds $120,000 and (3) any director, nominee for director, executive officer or beneficial holder of more than 5% of our outstanding common stock, or any immediate family member of any of the foregoing had, has or will have a direct or indirect material interest (such transactions, “Interested Transactions”). Transactions involving compensation for services provided to us as an executive officer or director, among other limited exceptions, are deemed to have standing pre-approval by the Audit Committee. We have written policies and procedures for monitoring and seeking approval in connection with any Interested Transaction. Our legal department assists in monitoring Interested Transactions and the Audit Committee reviews, approves (or disapproves) or ratifies Interested Transactions. In considering whether to approve or ratify an Interested Transaction, the Audit

QuidelOrtho	23	2024 Proxy Statement

Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, whether the transaction arose in the ordinary course of business, and the extent of the related person’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics. In addition, our written policy provides that no director may participate in the approval of an Interested Transaction for which they are a related party. If a quorum of the Audit Committee members are not disinterested with regard to a specific Interested Transaction, the transaction will be considered by the Board using the procedures set forth in the policy.
The Consulting Services Agreement described below was entered into prior to the consummation of the Combinations and our adoption of the formal, written policy described above, and, accordingly, the foregoing policies and procedures were not followed with respect to this transaction. However, the Consulting Services Agreement was approved by the audit committee of Ortho in October 2021 in accordance with Ortho’s related person transaction policy and procedures.
Related Party Transactions
The following is a summary of each transaction or series of similar transactions since January 1, 2023 or any currently proposed transaction, to which we were or are a party in which:
•the amount involved exceeds $120,000; and
•any of our directors, director nominees or executive officers, beneficial holders of more than 5% of our outstanding common stock or immediate family members of any of the foregoing had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the “Executive Compensation” section or that were approved by the Compensation Committee.
Beneficial ownership of securities is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.
Stockholders Agreement
In connection with the entry into the Business Combination Agreement, QuidelOrtho, Quidel, Ortho and the Carlyle Stockholder, a beneficial owner of more than 5% of our common stock, entered into the Stockholders Agreement. The Stockholders Agreement provides, among other things, that:
•Board Representation. So long as the Carlyle Stockholder holds at least 12% of the outstanding shares of our common stock, then the Carlyle Stockholder may designate two (2) directors to the Board. If the Carlyle Stockholder holds more than 5% but less than 12% of the outstanding shares of our common stock, then it may designate one (1) director to the Board. The Carlyle Stockholder may not designate any directors to the Board in the event that it holds less than 5% of the outstanding shares of our common stock. In connection with the Business Combination Agreement, QuidelOrtho and the Carlyle Stockholder executed a letter agreement, pursuant to which QuidelOrtho agreed that, as of the closing of the Combinations, the designees to the Board would include two Carlyle designees.
•Registration Rights. The Stockholders Agreement grants the Carlyle Stockholder registrations rights, including demand rights and piggyback rights, each subject to certain limitations. The Carlyle Stockholder’s demand rights expire in the event that the Carlyle Stockholder owns less than 5% of the outstanding shares of our common stock, and its other registration rights expire on a holder-by-holder basis when a given Carlyle Stockholder owns less than 1% of the outstanding shares of our common stock, in each case, only if such Carlyle Stockholder can sell its shares of our common stock without volume or manner of sale restrictions under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

QuidelOrtho	24	2024 Proxy Statement

•Corporate Opportunity Waiver. The Stockholders Agreement includes a customary corporate opportunity waiver provision, duly adopted by the Board.
•Information Rights. The Stockholders Agreement provides the Carlyle Stockholder with (1) customary rights to financial information so long as the Carlyle Stockholder holds more than 5% of the outstanding shares of our common stock and (2) additional access to information and Company management so long as the Carlyle Stockholder holds more than 10% of the outstanding shares of our common stock.
Special Advisor Agreement
On April 3, 2022, Christopher Smith, a former director who resigned from the Board in August 2023, entered into an Amended and Restated Special Advisor Agreement with QuidelOrtho, pursuant to which, following the closing of the Combinations, Mr. Smith (1) transitioned from the role of Chief Executive Officer of Ortho and (2) was engaged as a special advisor to the Company for an initial term that terminated on May 27, 2023, for which services he received an advisory fee of $260,415 during 2023.
Consulting Services Agreement
As a result of the consummation of the Combinations, the Company acquired Ortho’s Consulting Services Agreement, dated October 29, 2021 (the “Consulting Services Agreement”), by and between Ortho and Mark Smith, the brother of Christopher Smith. Pursuant to the Consulting Services Agreement, during 2023, Mark Smith provided certain services to the Company, including services in connection with global supply chain and manufacturing functions and assistance with broader global facility strategy and the Company’s global manufacturing footprint. The Company paid Mark Smith an aggregate of $592,929 in fiscal year 2023 for the services provided under the Consulting Services Agreement.
Compensation Committee
Members: Edward L. Michael (Chair), Mary Lake Polan, M.D., Ph.D., M.P.H., Robert R. Schmidt and Joseph D. Wilkins Jr.
The Compensation Committee is responsible for assisting the Board in discharging its oversight responsibilities relating to compensation of our employees and directors. Under the Compensation Committee’s written charter, the specific duties of the committee include, among others: overseeing the Company’s overall compensation structure, policies and programs and assessing whether such programs establish appropriate and adequate incentives to attract, develop and retain talent; overseeing key human capital management matters, risks, strategies, policies and practices, including with respect to matters such as employee health and safety, diversity and inclusion, workplace environment and culture and talent development and retention; administering, implementing, interpreting and construing the Company’s incentive compensation and equity-based compensation plans; making recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans; reviewing and approving (or recommending to the Board for review and approval) corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of such goals and objectives and determining (or recommending to the Board for determination) our CEO’s compensation level based on such evaluation; overseeing the evaluation process and compensation structure for our other executive officers and determining (or recommending to the Board for determination) the compensation for such executive officers; overseeing succession planning for positions held by executive officers other than our CEO; overseeing the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees; overseeing the administration of the Company’s clawback policy, and reviewing and recommending changes in the policy to the Board as appropriate; and regularly reviewing the compensation and benefits of directors for service on the Board and its committees and recommending any changes therein to the Board. The Compensation Committee may delegate any of its duties and responsibilities to a subcommittee consisting of not less than two members of the Compensation Committee. The Compensation Committee also has the authority to engage, retain and determine funding for, at our expense and without further approval of the Board, such outside legal counsel, experts, compensation consultants and other advisors as it determines appropriate to assist it in the full performance of its functions.

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In reviewing and overseeing our compensation programs and risks related to compensation matters, the Compensation Committee engaged an independent compensation consultant, Compensia, Inc. (“Compensia”), to conduct a risk assessment of the Company’s executive compensation policies and practices. Based on this compensation risk assessment by Compensia as well as their regular review of compensation policies and practices, both management and the Compensation Committee believe that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
The Compensation Committee has reviewed the “Compensation Discussion and Analysis” in this Proxy Statement and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. This report is provided by the following independent directors, who comprise the Compensation Committee:
Compensation Committee
Edward L. Michael (Chair)
Mary Lake Polan, M.D., Ph.D., M.P.H.
Robert R. Schmidt
Joseph D. Wilkins Jr.
Compensation Committee Interlocks and Insider Participation
Messrs. Michael, Schmidt and Wilkins and Dr. Polan are not current or former officers or employees of ours, and none has engaged in any transaction that would be required to be disclosed in this Proxy Statement by Item 404 of Regulation S-K. There is no relationship that requires disclosure as a compensation committee interlock for purposes of Item 407(e)(4) of Regulation S-K.
Nominating and Governance Committee
Members: Kenneth J. Widder, M.D. (Chair), Kenneth F. Buechler, Ph.D., James R. Prutow and Joseph D. Wilkins Jr.
The Nominating and Governance Committee is responsible for assisting the Board in identifying qualified individuals to become Board members; recommending to the Board the director nominees to be elected at each annual meeting of stockholders and to fill any vacancies on the Board; recommending to the Board the composition of the Board, its committees and the chairs thereof; monitoring and assessing the effectiveness of the Board; and performing a leadership role in shaping and monitoring our corporate governance, environmental and social policies. Under the Nominating and Governance Committee’s written charter, the specific duties of the committee include, among others: recommending to the Board candidates for election or reelection to the Board at each annual stockholders’ meeting; recommending to the Board candidates to be appointed by the Board as necessary to fill vacancies and newly created directorships; developing and recommending to the Board criteria to identify and evaluate prospective candidates for the Board and periodically reviewing these criteria and recommending changes to the Board as appropriate; identifying, reviewing and recruiting candidates for election to the Board; overseeing the periodic evaluation of the Board, its committees and the contributions of each incumbent director; monitoring the independence of current directors and nominees; recommending to the Board the appropriate size, structure, composition and functioning of the Board and its committees, as well as candidates for appointment to Board committees and chairpersons thereof; reviewing directorships at other for-profit organizations offered to our directors and executive officers; reviewing Board succession planning; overseeing our corporate governance policies, including our Corporate Governance Guidelines; and overseeing and reviewing the overall adequacy of and risks related to our sustainability and environmental, social and governance (“ESG”) strategies, initiatives and policies, as well as communications with employees, investors and other stakeholders of the Company regarding environmental and social matters.

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Science and Technology Committee
Members: Kenneth F. Buechler, Ph.D. (Chair), Edward L. Michael, Mary Lake Polan, M.D., Ph.D., M.P.H., James R. Prutow, Matthew W. Strobeck, Ph.D. and Kenneth J. Widder, M.D.
The Science and Technology Committee is responsible for assisting the Board in overseeing our innovation, new product development and research and development (“R&D”) activities. Under the Science and Technology Committee’s written charter, specific duties of the committee include, among others: reviewing with management and assessing the Company’s key strategy, programs, priorities and organizational structures related to innovation and R&D; reviewing and evaluating the Company’s progress in achieving its long-term strategic R&D goals and objectives; regularly reviewing the Company’s product and development pipeline and the competitiveness of the Company’s technology portfolio and pipeline; reviewing potentially disruptive science and technology trends, opportunities and risks; and reviewing significant scientific and technical challenges that the Company may be facing.
Meetings of Non-employee Directors
The non-employee members of the Board regularly meet in executive sessions without members of management in attendance.
Director Nominations
The Nominating and Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Nominating and Governance Committee through current directors, professional search firms, stockholders or other persons. The Nominating and Governance Committee seeks to identify nominees who possess a wide range of experiences, skills, knowledge and areas of expertise and business judgment. Nominees must have the attributes described above in the “—Qualifications and Characteristics for Directors” section.
Once the Nominating and Governance Committee has identified a prospective nominee, the Board and the Nominating and Governance Committee will evaluate the suitability of the prospective nominee in the context of the then-current composition of the Board and will consider a variety of other factors, including: the prospective nominee’s experience at a policy-making level; strategic thinking; depth of understanding of the Company’s industry, including relevant technology; leadership and objectivity; general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company; sound principles of corporate governance in today’s business environment; and other attributes that would be expected to contribute to an effective Board. The Board and the Nominating and Governance Committee also seek to achieve a diversity of occupational and personal backgrounds on the Board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age, sexual orientation, and other factors that promote diversity of views and experiences. The Board and the Nominating and Governance Committee evaluate each individual in the context of Board functions as a whole and in light of the then-current needs of the Board at that point in time, with the objective of providing independent, diversified and effective representation of the interests of our stockholders. As part of this vetting process, the Nominating and Governance Committee, as well as other members of the Board and the CEO, may conduct interviews with the candidates. If the Nominating and Governance Committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the full Board for appointment or nomination and to the stockholders for election at the annual meeting.

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The Nominating and Governance Committee will consider stockholder recommendations for director candidates. A stockholder may propose a person for consideration by the committee by submitting the individual’s name, qualifications and the information required under our Bylaws for nominating a director, as described under the “Meeting and Other Information—Stockholder Proposals and Director Nominations” section, to our Corporate Secretary, QuidelOrtho Corporation, 9975 Summers Ridge Road, San Diego, California 92121. The Nominating and Governance Committee will consider each stockholder-recommended candidate in the same manner and under the same criteria used to evaluate all other candidates.
In addition, stockholders who wish to nominate candidates for election to the Board pursuant to our advance notice Bylaws at any annual meeting must follow the procedures set forth in our Bylaws, including providing timely written notice, in proper form, of the intent to make such a nomination. To be timely, the notice must be received within the time frame discussed below in this Proxy Statement in the “Meeting and Other Information—Stockholder Proposals and Director Nominations” section. To be in proper form, the notice must, among other matters, include the information specified in our Bylaws.
Investor Engagement
The Board and management endeavor to maintain good relationships with our investors. We engage in regular dialogues with investors to discuss, among other things, the Company’s strategy and performance, governance practices, executive and director compensation, sustainability practices, and human capital management. Highlights of our investor engagement efforts during 2023 include participation in eight investor conferences and large group meetings. In 2023, we held regular meetings or calls with investors, including with the majority of our top 50 stockholders, representing approximately 69% of our shares outstanding as of December 31, 2023. We value good relations with the Company’s stockholders and understand the importance of effectively communicating the Company’s operational and financial performance as well as its future strategy. The Board and management consider voting results and stockholder feedback and make enhancements to our governance practices as appropriate.
Our stockholders may communicate with the Board, a committee of the Board or an individual director by sending a letter addressed to the Board, a committee or a director, c/o the Corporate Secretary, QuidelOrtho Corporation, 9975 Summers Ridge Road, San Diego, California 92121. All communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular committee or director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).
Director Attendance at Stockholder Meetings
The Board encourages and expects our directors to attend our annual meetings of stockholders. 11 of our directors then-serving on the Board as of the Company’s 2023 annual meeting of stockholders, which occurred on May 16, 2023, attended the 2023 annual meeting of stockholders.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. If we make amendments to certain provisions of the code or grant any waivers, including any implicit waivers, to our executive officers and directors, we intend to disclose the nature of such amendment or waiver on our website at www.quidelortho.com or in a Current Report on Form 8-K, within four business days following the date of the amendment or waiver, to the extent required by applicable rules and regulations.

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Access to Corporate Governance Documentation and Other Information Available on Our Website
Our Code of Business Conduct and Ethics, the current charters for each of the Audit, Compensation, Nominating and Governance and Science and Technology Committees and our Corporate Governance Guidelines are accessible via our website at www.quidelortho.com through the “Investor Relations” link under the heading “Governance.”
Commitment to ESG Matters
We are driven by a purpose to improve the quality of life for people all over the world by enabling more informed health decisions when and where they need them most. We champion an authentic culture of service, seeking to empower every employee to do their best. Our goal is to align our corporate actions in the areas of environmental sustainability, social responsibility, ethics, diversity and inclusion, corporate governance, and supply chain ecosystem responsibility to have a positive impact on our communities and for all our stakeholders in ways that provide value to our stockholders. The Board oversees these activities – with (1) the Nominating and Governance Committee overseeing and reviewing the overall adequacy of and risks related to the Company’s sustainability and ESG strategies, initiatives and policies; (2) the Audit Committee overseeing the Company’s public reporting regarding ESG matters, including disclosures related to climate change risk and the Company’s greenhouse gas emissions, and discussing with management related risks, controls and procedures; and (3) the Compensation Committee overseeing key human capital management matters, risks, strategies, policies and practices, including with respect to matters such as employee health and safety, diversity and inclusion, workplace environment and culture and talent development and retention.
We published our inaugural Sustainability Report in 2023 and it reflects our ESG initiatives and establishes our baseline data with respect to water usage, waste management and energy emissions. We intend to further develop our ESG goals and strategy based on such data and the other ESG initiatives described in the Sustainability Report. Specifically, some of our key ESG goals include:
Environmental Stewardship:
•We promote product environmental stewardship, integrating sustainability into our processes whenever practical, as well as focusing on recycling and waste reduction.
•We have developed innovative, waterless technologies that not only enhance diagnostic quality and reduce waste, but also conserve water. For instance, our Vitros® waterless dry-slide technology offers a sustainable alternative to water-intensive processes. We have also integrated water-saving measures at various steps of our R&D and manufacturing processes, from design to production.
•We support enhancements to recycling and waste diversion efforts, particularly at instrument end-of-life. We have implemented refurbishment and takeback programs to facilitate the proper disposal of plastic components, boosting the recyclability of our products and reducing waste.
•We support mitigation of climate change by promoting the reduction of greenhouse gas emissions and enhancing energy efficiency.
Care for People:
•Our approach to diversity, equity and inclusion (“DE&I”) is centered around creating an environment where employees can bring their whole selves to work and be supported and celebrated for their unique perspectives, experiences and contributions. We aim to foster a culture that embraces diversity and promotes equity and inclusion across our organization.

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•We are committed to maintaining an environment of equal employment opportunities for all job applicants and members of our team. We fulfill this commitment through a variety of measures, including internal and external posting of job openings, hiring, training and promoting employees without regard to race, color, religion, gender identity or expression, pregnancy, national origin, ancestry, citizenship, military or veteran status, disability, medical condition, marital or domestic partner status, sexual orientation, age or any other considerations made unlawful by federal, state or local law. We prohibit discrimination based on a perception that anyone has any of these characteristics or is associated with a person who has or is perceived as having any of these characteristics.
•We have several employee resource groups (“ERGs”), including the QuidelOrtho Women’s Leadership Network, African American Leadership Committee and Veteran’s Group. These ERGs function as supportive communities and collaborative platforms where employees can share experiences, learn from each other and work collectively to advance our DE&I and ESG objectives.
•We offer a range of DE&I training programs covering critical topics such as unconscious bias, inclusive leadership and cultural competence, to empower employees with the knowledge and skills they need to contribute positively to a culture of inclusivity.
•Our philanthropy work, guided by the QuidelOrtho Community Action Review and Endowment Squad (“QCARES”) committee, includes transforming a Company day into a volunteer day, supporting our employees’ volunteer efforts with cash donations, and matching certain charitable donations of employees. We also use a general QCARES fund to donate up to $2,000 to an organization proposed by an employee and to support a wide range of local initiatives and community needs.
•We are continuously improving our health and safety programs to promote a safe work environment for all employees and manage regulatory compliance and risk. We have implemented several initiatives focused on proactive safety reporting and employee engagement.
Product Quality and Safety:
•We have developed an integrated quality management system (“QMS”) that encompasses our commitment to manufacturing quality, operational excellence, customer engagement and continued improvement initiatives. To establish a more globally consistent QMS across the Company, we have defined and implemented a shared quality manual and quality policy statement, objectives and management review processes.
•We maintain ISO 13485 certification, an international standard for medical device QMSs that signifies our dedication to producing safe and effective devices across the stages of production, from design and development to distribution and customer feedback.
•Regular inspections and audits at our manufacturing sites further enhance the safety, efficacy and reliability of our products. By tracking complaint rates and nonconformances and timely reporting nonconformance disposition requests, we demonstrate our ongoing commitment to improving product safety and quality.
Ethics & Corporate Responsibility:
•We are committed to ethical organizational governance, promoting business ethics and integrity, and embracing diversity and inclusion in the board room and throughout the organization.
•Our Code of Business Conduct and Ethics serves as the foundation for our commitment to ethics and compliance and sets guidelines on lobbying, government relations, political contributions and supplier relationships.
•Guided by the Department of Justice Guidelines on the Evaluation of Corporate Compliance Programs and the U.S. Department of Health and Human Services Office of Inspector General’s Compliance Program Guidance for Pharmaceutical Manufacturers, our structured compliance program underscores our commitment as a healthcare organization to maintaining high ethical standards in our operations and our dedication to fair competition and responsible conduct.

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•Our ethics hotline serves as a tool for promoting transparency and accountability and provides a channel to confidentially communicate and raise questions or concerns about conduct that may be inconsistent with the law, our Code of Business Conduct and Ethics or other Company policies. We actively promote its usage and other channels of communication to foster a culture of openness, ethical conduct, and adherence to our reporting and anti-retaliation policies.
•As a global corporate citizen, we are committed to preventing modern slavery and human trafficking in our business and supply chains. Our Code of Business Conduct and Ethics expressly prohibits our employees, business partners, suppliers, contractors and subcontractors from engaging in human trafficking or any other forms of human rights abuses in our supply chain or facilities or in conducting our business.
Supply Chain Responsibility:
•We have adopted a conflict minerals compliance program that includes a due diligence process designed to conform with The Organisation of Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. Our conflict minerals compliance program includes the following attributes: establishing strong management systems; identifying and assessing risks in the supply chain; designing and implementing a strategy to respond to identified risks; and supporting supply chain compliance.
•We have implemented supplier management processes that support responsible and sustainable sourcing, including a Supplier and Distributor Code of Business Conduct and Ethics, which establishes our ethical standards and requirements that are applicable to our suppliers and distributors, such as compliance with laws.

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Director Compensation
The current compensation and benefits program for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of our size and scope; compensation should align directors’ interests with the long-term interests of our other stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. The Director Compensation Table below includes the following compensation elements for 2023: annual cash retainers; deferred compensation program for non-employee directors; and annual equity awards.
Annual Cash Retainers
The Chair of the Board currently receives an annual cash retainer of $140,000. Each of the other non-employee directors (other than Mr. Schmidt) receives an annual cash retainer of $70,000. As discussed above in the “Proposal One—Election of Directors Proposal—Nominees for Election” section, Mr. Schmidt, who is an employee of the Carlyle Stockholder, was designated to the Board by the Carlyle Stockholder pursuant to the Stockholders Agreement. On May 27, 2022, the Company, Mr. Schmidt and the Carlyle Stockholder entered into an agreement (the “Carlyle Board Fees Agreement”), pursuant to which Mr. Schmidt agreed that the Carlyle Stockholder is the beneficiary recipient of the annual cash retainer relating to Mr. Schmidt’s service on the Board for so long as Mr. Schmidt is an employee of the Carlyle Stockholder, and the Company agreed to pay the annual cash retainer to the Carlyle Stockholder. Accordingly, Mr. Schmidt does not receive an annual cash retainer for his service on the Board in his personal capacity due to his employment with the Carlyle Stockholder. Instead, the Carlyle Stockholder receives an annual remuneration of $70,000 for Mr. Schmidt’s service on the Board. Although Mr. Prutow was also designated to the Board by the Carlyle Stockholder, he is not an employee of the Carlyle Stockholder and receives the annual cash retainer of $70,000 for his service on the Board in his personal capacity.
The Chair of each of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Science and Technology Committee currently receives an additional annual cash retainer of $25,000, $20,000, $15,000 and $15,000, respectively. All annual cash retainer fees are pro-rated and paid on a quarterly basis.
Deferred Compensation Program for Non-employee Directors
In December 2010, the Board adopted a deferred compensation program for non-employee directors that began in 2011. In November 2023, the Compensation Committee adopted the QuidelOrtho Board Deferred Compensation Plan, which documented the deferred compensation program for non-employee directors for administrative purposes and amended the vesting terms for the Covered Fees RSUs (as defined below). Under the Board Deferred Compensation Plan, participating directors may elect on a yearly basis (for the yearly period between the Company’s annual meetings of stockholders) to receive 50% or 100% of the cash value of the director’s (1) annual retainer fee and (2) compensation for service as a Chair of any of the Board’s standing committees (collectively, the “Covered Fees”) in the form of restricted stock units (“RSUs”), which vest quarterly in equal installments on the same date the Company makes quarterly cash payments of the Covered Fees to non-participating directors. Participating directors also receive an additional premium on such percentage of the Covered Fees in the form of additional RSUs, which are subject to a one-year vesting requirement (the “Director Premium RSUs”). The additional premium applicable to the Director Premium RSUs is determined based on the length of time of the deferral period (between the grant date and the date the shares of common stock underlying the RSUs are to be issued) selected by the participating director as follows: (1) if one (1) year from the grant date, a premium of 10% on the amount of the Covered Fees deferred; (2) if two (2) years from the grant date, a premium of 20% on the amount of the Covered Fees deferred; or (3) if four (4) years from the grant date, a premium of 30% on the amount of the Covered Fees deferred. The RSUs are currently granted under the Company’s Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”) (or applicable successor plan) on

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the sixth business day following the date of the applicable annual meeting of stockholders, and the number of shares awarded as RSUs is calculated based on the closing price of our common stock on the grant date.
The non-employee directors listed below made the following elections under the 2023 Board Deferred Compensation Plan and were granted the following amounts of Covered Fees RSUs and Director Premium RSUs. Mr. Prutow was not eligible to participate in the 2023 Board Deferred Compensation Plan because his service on the Board commenced after the election period. Mr. Schmidt was not eligible to participate in the 2023 Board Deferred Compensation Plan for the reason discussed above. Like Mr. Schmidt, on May 27, 2022, Mr. Wise entered into an agreement with the Company and the Carlyle Stockholder on the same terms as the Carlyle Board Fees Agreement. Accordingly, in 2023, the Carlyle Stockholder received pro-rated annual remuneration of $58,334 for Mr. Wise’s service on the Board (Mr. Wise resigned from the Board in November 2023) and Mr. Wise was not eligible to participate in the 2023 Board Deferred Compensation Plan.

Name	Amount Deferred (%)	Deferral Period	Covered Fees RSUs (#)	Director Premium RSUs (#)

Kenneth F. Buechler, Ph.D.	100	4 years	1,783	535
Evelyn S. Dilsaver	50	2 years	402	80
Edward L. Michael	100	4 years	1,035	310
Mary Lake Polan, M.D., Ph.D., M.P.H.	100	4 years	805	241
Ann D. Rhoads	50	2 years	546	109
Christopher M. Smith (1)	50	2 years	402	80
Matthew W. Strobeck, Ph.D.	—	N/A	N/A	N/A
Kenneth J. Widder, M.D.	100	4 years	978	293
Joseph D. Wilkins Jr.	—	N/A	N/A	N/A
1.Mr. Smith resigned from the Board in August 2023. His Covered Fees RSUs vested immediately on the grant date and his Director Premium RSUs were forfeited as a result of his resignation.
Annual Equity Awards
The Board provides an annual equity award to each non-employee director with a grant date value of $210,000, typically in the form of time-based RSUs. The RSUs are currently granted under the 2018 Plan (or applicable successor plan) on the sixth business day following the date of the applicable annual meeting of stockholders, and the number of shares awarded as RSUs is calculated based on the closing price of our common stock on the grant date. Accordingly, on May 24, 2023, a grant of 2,416 RSUs was made to each non-employee director (other than Messrs. Prutow, Schmidt and Wise). The RSUs vest on the first anniversary of the grant date. Mr. Prutow was appointed to the Board in November 2023 and received a pro-rated annual equity award of 1,519 RSUs with a grant date value of $105,000. Messrs. Schmidt and Wise were not eligible to receive equity awards for the reasons discussed above.

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Director Compensation Table
The following table sets forth information relating to the compensation of our directors for the fiscal year ended December 31, 2023, other than our former CEO who received no additional compensation as a director:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)

Kenneth F. Buechler, Ph.D.	155,000	256,497	411,497
Evelyn S. Dilsaver	70,000	216,953	286,953
Edward L. Michael	90,000	236,942	326,942
Mary Lake Polan, M.D., Ph.D., M.P.H.	70,000	230,945	300,945
James R. Prutow	5,833	105,000	110,833
Ann D. Rhoads	95,000	219,473	314,473
Robert R. Schmidt	70,000	—	70,000
Christopher M. Smith (3)	35,000	—	35,000
Matthew W. Strobeck, Ph.D.	70,000	210,000	280,000
Kenneth J. Widder, M.D.	85,000	235,465	320,465
Joseph D. Wilkins Jr.	70,000	210,000	280,000
Stephen H. Wise (3)	58,334	—	58,334
1.This column reports the amount of Covered Fees, including cash payments or Covered Fees deferred in exchange for RSUs (“Covered Fees RSUs”). As discussed above, Mr. Schmidt does not and Mr. Wise did not receive an annual cash retainer for their service on the Board in their personal capacity due to their employment and affiliation with the Carlyle Stockholder. Instead, in 2023, the Carlyle Stockholder received pro-rated annual remuneration of $128,334 for Messrs. Schmidt and Wise’s service on the Board. Such amount is reflected in this column for Messrs. Schmidt and Wise, but paid directly to the Carlyle Stockholder. The amounts for Messrs. Prutow, Smith and Wise have been pro-rated for the respective time periods they served as directors in 2023.
2.This column represents the grant date fair value with respect to the RSUs and Director Premium RSUs granted in 2023. For additional information on the valuation assumptions with respect to the 2023 grants, see the “—Annual Equity Awards” section above and Note 11 of our Consolidated Financial Statements in the Annual Report. At December 31, 2023, the aggregate number of RSUs, including Director Premium RSUs, held by each non-employee director was: Dr. Buechler 16,992 shares; Ms. Dilsaver 2,898 shares; Mr. Michael 6,196 shares; Dr. Polan 11,508 shares; Mr. Prutow 1,519 shares; Ms. Rhoads 4,846 share; Dr. Strobeck 2,416 shares; Dr. Widder 5,961 shares; and Mr. Wilkins Jr. 2,416 shares. At December 31, 2023, the aggregate number of stock options held by each non-employee director was: Dr. Buechler 32,939 shares; Mr. Smith 207,983 shares; Dr. Strobeck 259 shares; and Dr. Widder 22,440 shares. At December 31, 2023, Messrs. Schmidt and Wise did not hold any outstanding equity awards as of such date. Mr. Smith’s annual equity award and Director Premium RSUs for 2023 were canceled as a result of his resignation from the Board in August 2023.
3.Messrs. Smith and Wise resigned from the Board in August 2023 and November 2023, respectively.

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2024 Director Compensation
Consistent with the Compensation Committee’s annual review of our director compensation program, the Compensation Committee reviewed the amount of compensation paid to our non-employee directors. In connection with its review of our director compensation program, the Compensation Committee engaged Compensia and considered its advice, as well as other information. Upon the conclusion of this process, the Compensation Committee determined and recommended to the Board, and the Board approved that the Chair of the Board would receive an annual cash retainer of $150,000 and each of the other non-employee directors (other than Mr. Schmidt) would receive an annual cash retainer of $75,000, effective as of the date of the Annual Meeting. For the reason discussed above, the Carlyle Stockholder will receive annual remuneration of $75,000 for Mr. Schmidt’s service on the Board.
Director Stock Ownership Guidelines
We believe that each director should have a meaningful equity investment in our Company. Our stock ownership guidelines require non-employee directors to retain and hold shares of our common stock equal to five times their respective annual cash retainer. Directors have five years from the later of (1) their election to the Board and (2) May 27, 2022 (the closing date of the Combinations) to satisfy the stock ownership guidelines. All of our directors meet these stock ownership guidelines or are in compliance with the guidelines by retaining shares of common stock until compliance is reached. For more information on our stock ownership guidelines, see the “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines” section.

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Executive Officers
Our current executive officers are Michael S. Iskra, Robert J. Bujarski, Joseph M. Busky, Louise M. Brandy, Michelle A. Hodges and Werner Kroll, Ph.D. The ages and positions of our current executive officers are listed below, followed by a discussion of their business experience. There are no family relationships among any of our directors or executive officers.
Michael S. Iskra, age 54, became our Interim CEO in February 2024 and Executive Vice President (“EVP”) in December 2022 and has served as our Chief Commercial Officer (“CCO”) since May 2022. Prior to joining us, Mr. Iskra served as Ortho’s Executive Vice President of Commercial Excellence & Strategy from mid-2020 to May 2022. Mr. Iskra was the President, North America for Ortho from 2015 to mid-2020. From 2014 to 2015, he served as Senior Vice President of Business Development at Healthways. Prior to that, he was Chief Operating Officer, from 2010 to 2012, and Chief Executive Officer, in 2013, for Simplex Healthcare. From 2007 to 2010, he was the Executive Vice President and General Manager at CCS Medical. Prior to 2007, he spent 14 years at Bayer/Siemens Diagnostics in various sales and marketing roles. Mr. Iskra received his B.A. from the University of Delaware.
Robert J. Bujarski, J.D., age 55, became our Interim President in February 2024 and EVP in December 2022 and has served as our Chief Operating Officer (“COO”) since September 2020. Previously, Mr. Bujarski served as our President from May 2022 to December 2022, Senior Vice President, North America Commercial Operations from July 2019 to September 2020, Senior Vice President, General Counsel from March 2007 to September 2020, Senior Vice President, Business Development from August 2009 to July 2019 and General Counsel and Vice President from July 2005 to March 2007. Mr. Bujarski was an associate attorney with the law firm of Gibson, Dunn & Crutcher LLP in its transactions practice group from October 2001 to July 2005. Mr. Bujarski received his B.A. and J.D. from the University of Arizona.
Joseph M. Busky, age 56, became our CFO in May 2022. Prior to joining us, Mr. Busky served as Chief Financial Officer of Ortho from July 2020 to May 2022 and of Vyaire Medical, Inc., a global medical device company, from 2018 to 2020, as Chief Executive Officer of Qualtek, an infrastructure solutions company, from 2017 to 2018, and as Chief Financial Officer of FDH Velocitel from 2015 to 2017. Prior to 2015, he spent 11 years at Siemens Medical Solutions Diagnostics/Dade Behring Holdings, Inc. in various leadership and finance roles. Mr. Busky received his M.B.A. with a Finance concentration, as well as his B.B.A. in Accounting, from Loyola University. He also holds a C.P.A. certification in Maryland from the American Institute of Certified Public Accountants.
Louise M. Brandy, age 65, became our Chief Information Officer in February 2022. Prior to joining us, Ms. Brandy held a variety of positions including Vice President of Enterprise Applications at Essex Property Trust, a real estate investment trust company, from October 2017 to December 2021, Assistant Controller in GAAP accounting organizations, advisory board member for AWT, Network Chair for Women in Technology International and interim Chief Information Officer with pharmaceutical, manufacturing and real estate organizations. Ms. Brandy also serves as a member of Chief, a women’s C-level membership network. Ms. Brandy received her B.S. in Business Administration from the University of Phoenix.
Michelle A. Hodges, J.D., age 64, became our Corporate Secretary in May 2023 and has served as our Senior Vice President (“SVP”), General Counsel since December 2020. Prior to joining us, Ms. Hodges was a corporate lawyer with the law firm of Gibson, Dunn & Crutcher LLP from December 1996 to November 2020, including most recently as a partner from 2005. Ms. Hodges received her B. Hort. Sci. degree from Massey University, New Zealand, and her J.D. and M.B.A. from UCLA.
Werner Kroll, Ph.D., age 67, became our SVP, Research and Development in May 2014. Prior to joining us, Dr. Kroll was the Vice President and Global Head Research and Innovation for Novartis Molecular from 2009 to 2014. Prior to holding that position, he held a variety of senior positions from 2005 to 2009 at Novartis. Dr. Kroll has also held senior positions at Bayer from 1991 to 2005. Dr. Kroll received his Ph.D. and a Diploma in Chemistry from the University of Marburg.

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Executive Compensation
Compensation Discussion and Analysis
Throughout this Proxy Statement, the individuals who served as our CEO and CFO at any time during fiscal year 2023, as well as the other individuals listed in the Summary Compensation Table below, are referred to as the “Named Executive Officers” or “NEOs.” For 2023, our NEOs are as follows: Douglas C. Bryant, former President and CEO (separated from the Company in February 2024); Joseph M. Busky, CFO; Robert J. Bujarski, Interim President, EVP and COO; Michael S. Iskra, Interim CEO, EVP and CCO; and Werner Kroll, SVP, Research and Development.
Executive Summary
2023 was our first full year operating as a combined company. In 2023, we successfully laid the foundation for building a broader-based diagnostics company poised for future growth. Our competitive positions are strong across the globe, and we believe our pipeline of innovative new products and menu expansions will continue to strengthen pull-through across our growing installed base. We are accelerating our business efficiency initiatives, including our capital allocation strategy and portfolio management processes, to support durable long-term growth and generate stockholder value. Among the many highlights during 2023 were:
•full year 2023 revenue of $3.0 billion, as reported;
•full year 2023 non-respiratory revenue increased by 61% as reported (largely driven by the Combinations); supplemental combined non-respiratory revenue increased by 5% in constant currency;
•full year 2023 GAAP net loss was ($10.1) million; Adjusted EBITDA of $723 million;
•full year 2023 GAAP net cash provided by operating activities was $280 million; adjusted free cash flow was $270 million;
•paid down $227 million in term loan debt; and
•received more than 700 regulatory clearances in the U.S., EMEA and China.
Constant currency revenue changes, supplemental combined non-respiratory revenue, Adjusted EBITDA and adjusted free cash flow are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see Appendix A to this Proxy Statement.
We believe that the compensation to our NEOs aligned well with both our performance in 2023 and the objectives of our executive compensation program.
Overview and Philosophy
The core objectives of our compensation program continue to be to (1) support our mission, values and corporate strategies by adopting a “pay-for-performance” philosophy that provides incentives to our executive officers and employees that are designed to support these core principles; (2) align the interests of management with those of our stockholders; and (3) attract, retain and motivate high quality executives. To advance these objectives, our compensation program is designed with the following principles:
•Provide an opportunity for the Company to communicate to our executive officers our performance expectations and priorities directly through the selection of financial performance measures on which executive compensation is based, and align payouts with achievement of those performance measures;
•Align compensation so that management shares in the value created from their efforts and the Company’s compensation expense is correlated to its profitability and stockholder returns;
•Balance rewards appropriately between efforts and results;

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•Offer a competitive total compensation opportunity; and
•Have a significant portion of total compensation paid to our executive officers in equity and dependent upon the achievement of performance goals of the Company.
Our compensation program focuses on both short and long-term performance results of the Company and consists of three key elements: (1) base salaries, which reflect individual positions and responsibilities; (2) annual cash incentive opportunities, which are a function of the shorter-term performance of the Company; and (3) longer-term equity incentive opportunities under our equity incentive programs, generally in the form of grants of stock options, time-based RSUs and/or performance-based RSUs, which link the interests of our executive officers with our other stockholders. We may also make special compensation awards, as appropriate, to recognize changes in responsibilities and outstanding performance. Each of our compensation elements is designed to simultaneously fulfill one or more of our core compensation objectives.
When setting compensation for 2023 and in determining compensation policies, the Compensation Committee continued its engagement of Compensia to advise on the Company’s executive compensation program. The Compensation Committee considered the advice of Compensia and continued to apply the same general compensation principles and philosophy. The Compensation Committee also considered the results of the stockholder advisory vote on executive compensation that took place at the 2023 annual meeting of stockholders. In that vote, which was advisory and not binding, our stockholders approved the compensation of our named executive officers as disclosed in the Proxy Statement for the 2023 annual meeting of stockholders with over 85% of votes cast in favor of the compensation of our named executive officers.
Administration
The Compensation Committee administers the Company’s executive compensation program and approves (or recommends to the Board for approval) base salaries of all executive officers, including those of the NEOs. The Compensation Committee is responsible for reporting to the Board and administering all other elements of executive compensation, including annual cash bonuses and equity awards.
Use of Independent Compensation Consultant
The Compensation Committee retains compensation consultants, such as Compensia, to assist it in assessing the competitiveness of the NEOs’ compensation. Pursuant to the factors set forth in Item 407 of Regulation S-K of the Exchange Act, the Compensation Committee has reviewed the independence of Compensia and conducted a conflicts of interest assessment (taking into consideration factors specified in the Nasdaq listing standards) and has concluded that Compensia is independent and its work for the Compensation Committee has not raised any conflicts of interest. No other fees were paid to Compensia except fees related to its services to the Compensation Committee.
Compensation Program Design and Key Elements Used to Achieve Compensation Objectives
In connection with determining the Company’s 2023 executive compensation program, Compensia conducted a review of the competitiveness of the Company’s 2022 executive compensation program. The design of our executive compensation program builds on the analysis and direction of Compensia, taking into account data from the annual Radford Global Life Sciences Survey (the “Radford Survey”), and incorporates review of a comparative peer group of publicly-traded companies with revenues and employee population profiles that are similar to ours. The Radford Survey provides data from participating companies with respect to their compensation practices in numerous areas and with respect to various positions, including executive officer positions. For 2022 and 2023, the following peer group companies were used for compensation comparisons:

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2022 Peer Group:

Align Technology, Inc.	Integra LifeSciences Holdings Corporation
CONMED Corporation	Masimo Corporation
Emergent BioSolutions, Inc.	Merit Medical Systems, Inc.
Envista Holdings Corporation	NuVasive, Inc.
EXACT Sciences Corporation	ResMed, Inc.
Haemonetics Corporation	Teleflex, Inc.
Hill-Rom Holdings, Inc.	The Cooper Companies, Inc.
Hologic, Inc.	Varian Medical Systems, Inc.
ICU Medical, Inc.	Waters Corporation
IDEXX Laboratories, Inc.	West Pharmaceutical Services, Inc.
Insulet Corporation
2023 Peer Group:

Align Technology, Inc.	Masimo Corporation
Dentsply Sirona Inc.	ResMed, Inc.
DexCom, Inc.	Teladoc Health, Inc.
Emergent BioSolutions, Inc.	Teleflex, Inc.
Envista Holdings Corporation	The Cooper Companies, Inc.
EXACT Sciences Corporation	Veeva Systems Inc.
Hologic, Inc.	Waters Corporation
IDEXX Laboratories, Inc.	West Pharmaceutical Services, Inc.
Insulet Corporation	Zimmer Biomet Holdings, Inc.
Integra LifeSciences Holdings Corporation
The Compensation Committee reviews and updates the peer group periodically so that the peer group companies satisfy certain selection criteria. As a result of the review of the 2022 peer group, the following updates were made to establish the 2023 peer group:
•CONMED, Haemonetics, ICU Medical, Merit Medical Systems and NuVasive were removed due to each company’s revenue falling below the selection criteria range;
•Hill-Rom Holdings and Varian Medical Systems were removed due to each company being acquired; and
•Dentsply Sirona, DexCom, Teladoc Health, Veeva Systems and Zimmer Biomet Holdings were added based on our revenue, market capitalization and employee population selection criteria.
As of February 2022, as compared to the 2023 peer group, we were at approximately the 78th percentile for the then-current revenue (estimated post-Combinations) and at approximately the 19th percentile for the then-current market capitalization.

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The Compensation Committee utilizes independent compensation consultants to gather market data and provide analyses of our peers’ compensation programs. The Compensation Committee does not have a philosophy of setting compensation based on specific formulaic benchmarking comparisons, but it does take into account the guidance of compensation consultants and reviews peer group data and compensation survey data in setting moderate, yet competitive compensation.
The cash components of base salary and annual cash bonus are targeted to be moderate, yet competitive in relation to base salaries and annual cash bonuses paid to executive officers in similar positions at comparable companies.
Our 2023 long-term equity incentive program for our NEOs included equity awards in the form of non-qualified stock options, time-based RSUs and/or performance-based RSUs. The vesting for both non-qualified stock options and time-based RSUs for typical annual equity awards is over a three or four-year period, with equal installments of the underlying shares of common stock vesting each year on the anniversary of the grant date, with certain exceptions. Performance-based RSUs are subject to vesting criteria based on the achievement of certain Company performance goals. Dr. Kroll received equity awards pursuant to the specific terms of his individual retirement program (“Retirement Program”), comprised entirely of time-based RSUs that vest over a three-year period, with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date.
Stock Option and RSU Grant Practices
As discussed above, the Company uses stock options as part of its overall compensation program. Stock options provide individuals with the right to purchase a specified number of shares of our common stock at a specific price. The Company sets the exercise price of the stock options that it awards at or above the closing price of our common stock on the grant date. Accordingly, the stock option will have value to the individual generally only if they continue their service to the Company during the vesting period and generally only if and to the extent that the market price of the underlying shares of common stock appreciates over the option term.
The Company also uses time-based and performance-based RSUs as part of its overall compensation program. RSUs provide individuals with the right to receive shares of our common stock upon a specified vesting schedule or vesting criteria. Accordingly, RSUs will have value to the individual generally only if they continue their service to the Company during the vesting period and in the case of performance-based RSUs, generally only if the performance vesting criteria are met. RSUs will have increased value to the individual to the extent that the market price of the underlying shares of common stock appreciates.
Awards of equity-based compensation to our executive officers, such as stock options and RSUs, are determined and approved by the Compensation Committee or the Board. Equity awards are typically granted at the time of hire for executive officers and then annually as part of the overall executive compensation review. Specific terms of the equity awards are determined based on the individual’s position in the organization, the applicable annual equity incentive program, guidance of compensation consultants, relevant compensation survey data and peer group compensation practices, as discussed above under the “—Compensation Program Design and Key Elements Used to Achieve Compensation Objectives” section.
For executive officers, new hire grants are approved by the Compensation Committee or the Board when the executive officer’s hire is approved, with the actual equity award grant issued on the first date of employment. For stock options, the exercise price is set at the closing price of our common stock on that date. Equity awards granted under our annual equity incentive program are generally made as of the date of Compensation Committee or Board approval. Such approval typically occurs prior to the end of the first quarter in each calendar year, with grants effective on the date of Compensation Committee or Board approval, and for stock options, at an exercise price at or above the closing price of our common stock on the grant date.
From 2017 to 2023, the Compensation Committee more evenly allocated annual equity awards between stock options and RSUs, with 50% of the number of shares awarded in the form of non-qualified stock options and 50% of the number of shares awarded in the form of RSUs, except with respect to Dr. Kroll who received equity awards pursuant to the specific terms of his Retirement Program, comprised entirely of time-based RSUs. In addition, the Compensation Committee has determined it would be in the best interest of

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stockholders to utilize a greater percentage of performance-based equity awards to incentivize our CEO and other senior executive officers to achieve certain Company performance goals. Accordingly, while the 2023 annual equity awards were time-based, special equity awards made to Messrs. Bryant, Bujarski and Iskra in January 2023 were performance-based.
In February 2024, the Compensation Committee approved a significant change to the Company’s RSU grant practices, giving much greater weight to performance-based RSUs for our senior executive officers, beginning with fiscal year 2024. A more detailed discussion of this significant change is provided below under the “—2024 Compensation Actions” section. For any additional equity awards in 2024 and beyond, the Compensation Committee currently intends to grant a greater percentage of senior executive officers’ equity awards in the form of performance-based awards.
Base Salary
Base salaries are reviewed annually and are targeted to be moderate, yet competitive in relation to base salaries paid to executive officers in similar positions at comparable companies. With the exception of our CEO, whose performance is reviewed directly by the Board, performance of all other executive officers is reviewed through regular conversations on goals and achievement with our CEO in consultation with the Compensation Committee (and/or the Board).
In 2023, in connection with setting base salaries for our executive officers, the Compensation Committee considered peer group analysis and examined survey data for executives with similar responsibilities at comparable companies in the medical device/diagnostics and biotechnology industries, using analysis performed by Compensia and referring to a custom report prepared by Compensia from data contained in the 2023 Radford Survey of companies with employee population profiles that are similar to ours. The base salary for each executive officer was determined by taking into account such executive officer’s experience and skills and comparable data for base salaries for executives in similar positions.
The following table sets forth annual base salaries for the NEOs as of January 1, 2023 and December 31, 2023:

Name	2022 Base Salary ($)	2023 Base Salary ($)

Douglas C. Bryant Former President and CEO	1,025,000	1,060,875
Joseph M. Busky CFO	550,000	569,250
Robert J. Bujarski Interim President, EVP and COO	600,000	621,000
Michael S. Iskra Interim CEO, EVP and CCO	600,000	621,000
Werner Kroll, Ph.D. SVP, Research and Development	550,000	569,250
Annual Cash Incentive Program
Our annual cash incentive program provides executive officers the opportunity to receive competitive levels of annual cash bonuses and is designed to reward them for their contributions to the Company’s annual corporate objectives. Under our annual cash incentive program, each participating executive officer is entitled to receive a cash bonus based on achievement of certain corporate goals in the particular fiscal year. Corporate performance goals and bonus payouts are calibrated to strike the appropriate balance between being reasonably achievable, and thereby motivating executives, and targeting improved performance. The balance is intended to result in the Company receiving an appropriate return on its investment in the annual cash incentive program. Corporate performance

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goals are selected to require sustained performance and results from executive officers. Each eligible executive officer’s potential cash bonus under the annual cash incentive program is expressed as a percentage of base salary as of the end of the fiscal year.
In March 2023, the Compensation Committee approved a cash incentive plan applicable to our executive officers and certain other employees for the 2023 fiscal year (the “2023 Cash Incentive Plan”). Bonus payout under the 2023 Cash Incentive Plan was predicated upon achievement of both (1) revenue targets and (2) Adjusted EBITDA targets, each as determined by the Compensation Committee and/or the Board. Each component of the 2023 Cash Incentive Plan included targets at minimum, plan/target and maximum payout. The minimum targets serve as the threshold level of performance upon which the incentive pool would begin to fund for that component. Achievement of the components at plan/target earns the target cash incentive opportunity. The maximum targets serve as the point at which executive officers earn the highest possible cash incentive opportunity. Bonus payouts were calculated along a linear continuum from minimum to plan/target and from plan/target to maximum. The minimum target for Adjusted EBITDA must be met to initiate the payment of the two components. The Compensation Committee may adjust the targets to take into account acquisitions and divestitures (so that executive officers are not rewarded or penalized for the financial impact of transactions that were not anticipated when the targets were originally set) and may exercise discretion in modifying bonus payouts to take into account significant events that were not contemplated under the plan, including unexpected changes in the prevalence of respiratory disease.
For purposes of the 2023 Cash Incentive Plan, Adjusted EBITDA is net income before interest expense, net, provision for income taxes and depreciation and amortization for the 2023 fiscal year attributable to the Company, adjusted to exclude: (1) variances attributable to fluctuations in foreign exchange rates (i.e., constant currency basis); (2) acquisition and integration costs; and (3) impacts of certain non-cash, unusual or other items that are included in net income that the Company does not consider indicative of its ongoing operating performance.
The following table sets forth the threshold, plan/target and maximum bonus potential for each NEO under the 2023 Cash Incentive Plan as a percentage of such NEO’s base salary:

Name	Threshold (%)	Plan/Target (%)	Maximum (%)

Douglas C. Bryant Former President and CEO	62.5	125.0	187.5
Joseph M. Busky CFO	37.5	75.0	112.5
Robert J. Bujarski Interim President, EVP and COO	50.0	100.0	150.0
Michael S. Iskra Interim CEO, EVP and CCO	50.0	100.0	150.0
Werner Kroll, Ph.D. SVP, Research and Development	37.5	75.0	112.5
Under the 2023 Cash Incentive Plan, bonus payouts were weighted between the revenue targets and Adjusted EBITDA targets so that they were based 50% on achievement of revenue targets and 50% on achievement of Adjusted EBITDA targets. The table below sets forth the threshold, target and maximum goals and actual results for the 2023 Cash Incentive Plan.

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Financial Metric (In millions)	Threshold ($)	Plan/Target ($)	Maximum ($)	Actual ($)

Revenue	2,958	3,114	3,269	3,000
Adjusted EBITDA	765	850	935	723
The minimum target for Adjusted EBITDA was not met to initiate the funding of the incentive pools for the revenue and Adjusted EBITDA components under the 2023 Cash Incentive Plan. However, in February 2024, pursuant to the Compensation Committee’s ability to exercise its discretion in modifying bonus payouts under the 2023 Cash Incentive Plan, the Compensation Committee approved total bonus payouts at 30% of plan/target to employees subject to the 2023 Cash Incentive Plan. The Compensation Committee determined to award bonuses to certain employees despite the Company not achieving the minimum target for Adjusted EBITDA in recognition of the strength of our non-respiratory performance and the significant milestones achieved by the Company during 2023. Messrs. Bryant, Busky, Bujarski and Iskra and other SVPs reporting to Mr. Bryant did not receive a bonus payout. Dr. Kroll received a bonus payout at 30% of plan/target in the amount of $123,750 because he did not report to Mr. Bryant.
Deferred Bonus Program
Each NEO is eligible to elect to participate in the QuidelOrtho Employee Deferred Compensation Plan with respect to any bonus payouts received under the 2023 Cash Incentive Plan, 2024 Cash Incentive Plan (as defined below) and future cash incentive plans, except for Mr. Bryant with respect to the 2024 Cash Incentive Plan and future cash incentive plans because he separated from the Company in February 2024. Under the Employee Deferred Compensation Plan, participating officers may elect to receive 50% or 100% of the cash value of their respective bonus payout (the “Covered Bonus”) (payable (if applicable) per the terms and conditions of the applicable cash incentive plan) in the form of fully vested RSUs (the “Converted RSUs”), plus an additional premium on such percentage of the Covered Bonus in the form of additional RSUs, which are subject to a one-year vesting requirement (the “Premium RSUs”). The additional premium applicable to the Premium RSUs is determined based on the length of time of the deferral period (between the grant date and the date the shares of common stock underlying the Converted RSUs are to be issued) selected by the participating officer as follows: (1) if one (1) year from the grant date, a premium of 10% on the amount deferred of the Covered Bonus; (2) if two (2) years from the grant date, a premium of 20% on the amount deferred of the Covered Bonus; or (3) if four (4) years from the grant date, a premium of 30% on the amount deferred of the Covered Bonus.
The NEOs made the following elections under the Employee Deferred Compensation Plan for 2023 and 2024, which are irrevocable:

Name	2023		2024
	Amount Deferred	Deferral Period	Amount Deferred	Deferral Period

Douglas C. Bryant Former President and CEO	—	—	N/A	N/A
Joseph M. Busky CFO	—	—	—	—
Robert J. Bujarski Interim President, EVP and COO	50%(1)	4 Years	50%	4 Years
Michael S. Iskra Interim CEO, EVP and CCO	50%(1)	4 Years	50%	2 Years
Werner Kroll, Ph.D. SVP, Research and Development	—	—	—	—
1.Messrs. Bujarski and Iskra did not receive bonus payouts under the 2023 Cash Incentive Plan, and therefore they do not have Covered Bonuses to defer under the 2023 Employee Deferred Compensation Plan.

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The Converted RSUs are fully vested on the grant date. The Premium RSUs are fully vested on the first anniversary of the grant date. Subject to the terms and conditions in the grant award agreement, the shares of common stock underlying Converted RSUs will be issued as soon as administratively practicable after the earliest of: (1) the end of the deferral period selected by the participating officer; (2) the participating officer’s separation from the Company; or (3) a Change in Control (as defined in the 2018 Plan). The shares of common stock underlying the Premium RSUs have the same applicable issuance periods as outlined in the foregoing sentence for Converted RSUs with acceleration of the one-year vesting requirement in connection with a Change in Control, subject to the participating officer’s continued service through to the date of such Change in Control. If a participating officer’s service is terminated for any reason (outside of a Change in Control) prior to the one-year vesting requirement, the Premium RSUs will be forfeited and canceled as of the date of such termination of service.
Longer-term Equity Incentive Awards
Longer-term equity incentive awards in the form of stock options, time-based RSUs and/or performance-based RSUs are intended to align the interests of our executive officers with those of our other stockholders and promote retention of our executive officers by using continued service, and in the case of performance-based awards, the achievement of specified performance criteria, as a requirement to receive the value of the awards. The number of shares of common stock underlying stock option and/or RSU grants is related to the executive officer’s level of responsibility and allows executives to share in the value they help create. Generally, the Compensation Committee does not consider an executive officer’s stock holdings or outstanding equity awards in determining the number of equity awards to be granted; however, the Compensation Committee does consider the total number of outstanding shares of our common stock, the relative dilution to stockholders, as well as our gross equity burn rate, issued equity overhang and total equity overhang in determining the number of equity awards to be granted. The Compensation Committee believes that our executive officers should be fairly compensated each year relative to market pay levels of the Company’s peer group. The Compensation Committee views longer-term equity incentive awards as a primary compensation means for retaining executives.
In March 2023, the Compensation Committee approved the 2023 long-term equity incentive program (the “2023 Equity Incentive Program”). Under the 2023 Equity Incentive Program, each NEO (other than Dr. Kroll) received equity awards in the form of non-qualified stock options and time-based RSUs as set forth below. Dr. Kroll received equity awards pursuant to the specific terms of his Retirement Program, comprised entirely of time-based RSUs.

Name	Non-qualified Stock Options (# shares)	Time-based RSUs (# shares)	Dollar Value of Aggregate Award ($)

Douglas C. Bryant Former President and CEO	31,027	31,028	4,199,995
Joseph M. Busky CFO	14,775	14,775	1,999,988
Robert J. Bujarski Interim President, EVP and COO	14,775	14,775	1,999,988
Michael S. Iskra Interim CEO, EVP and CCO	14,775	14,775	1,999,988
Werner Kroll, Ph.D. SVP, Research and Development	—	11,433	999,930

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The amounts of the equity awards were determined based on the executive compensation analysis and review performed by Compensia, which take into account data from the Radford Survey and peer group compensation practices, as discussed in the “—Compensation Program Design and Key Elements Used to Achieve Compensation Objectives” section above. Consistent with the equity awards granted in 2022, the Compensation Committee determined to weight the number of shares awarded for long-term equity awards between stock options and RSUs, which the Compensation Committee believed was in alignment with peer group practices. In 2023, for Messrs. Bryant, Busky, Bujarski and Iskra, approximately 50% of the equity award shares were provided in the form of non-qualified stock options and approximately 50% of the equity award shares were provided in the form of time-based RSUs. The vesting for the non-qualified stock options is over a three-year period, with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date. The stock options have an exercise price equal to the closing price of our common stock on the grant date. For Messrs. Bryant, Busky, Bujarski and Iskra, the vesting for the time-based RSUs is over a three-year period, with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date. Dr. Kroll received equity awards pursuant to the specific terms of his Retirement Program, comprised entirely of time-based RSUs that vest over a three-year period, with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date. See the “—Employment, Severance and Change in Control Arrangements” section.
In addition to the annual long-term equity incentive program, the Compensation Committee may approve additional equity awards to executive officers as it deems necessary and appropriate to adequately compensate them for their contributions and achievements throughout the year and for retention purposes. In December 2022, the Board approved certain changes to executive officer roles, including the appointment of Mr. Bryant to serve as the Company’s President, in addition to his role as CEO and a member of the Board, and the appointment of Messrs. Bujarski and Iskra to each serve as an EVP, in addition to their roles as COO and CCO, respectively. In connection with such changes, in January 2023, the Compensation Committee granted the following performance-based RSUs to each of Messrs. Bryant, Bujarski and Iskra:

Name	Performance-based RSUs (# shares)	Dollar Value of Aggregate Award ($)

Douglas C. Bryant Former President and CEO	6,091	521,451
Robert J. Bujarski Interim President, EVP and COO	6,091	521,451
Michael S. Iskra Interim CEO, EVP and CCO	6,091	521,451
The vesting for these performance-based RSUs is as follows: (1) 75% of the underlying shares of common stock will vest upon (a) our stock price reaching an average price of at least 150% of the closing price on December 30, 2022 for a period of at least 30 days and (b) our stock price’s relation to the EBITDA multiple of a defined diagnostic peer group and (2) 25% of the underlying shares of common stock will vest upon achievement of productivity improvements, as measured by revenue per employee, of at least 10% compared to revenue per employee as of December 31, 2022 that is maintained over a period of two consecutive quarters with a certain revenue threshold. The vesting criteria must be achieved by December 31, 2025 or the performance-based RSUs will not vest and the unvested shares will be forfeited and will not be eligible for future vesting. The performance-based RSUs for Mr. Bryant were canceled when he separated from the Company in February 2024.

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Additionally, in January 2023, for employee retention purposes, the Compensation Committee approved an amendment to the vesting terms of performance-based stock options that were previously granted by Ortho under the Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan (the “2014 Plan”) and Ortho’s 2021 Omnibus Incentive Award Plan (the “2021 Plan”), such that the performance-based stock options granted under the 2014 Plan and 2021 Plan vested on December 31, 2023 (the “Modified Options”). See the “Outstanding Equity Awards at 2023 Fiscal Year-end” table for information on the performance-based stock options granted to Mr. Busky under the 2014 Plan and 2021 Plan.
Performance-based RSUs Earned During 2023
In February 2020, Mr. Bryant received performance-based RSUs for 15,180 underlying shares of common stock. The vesting for these performance-based RSUs was over a five-year period and was tied to the achievement of a compounded annual growth rate target of 5.0% per year of GAAP total revenues over any three consecutive fiscal year period starting with the three-year period ended in 2022. If the reported GAAP total revenues in any fiscal year ended 2022 or 2023 or fiscal year ending 2024 is equal to or exceeds the compounded annual growth rate target over the prior three fiscal year periods, then 100% of the performance-based RSUs would vest and be released on the date that such target revenues are reported. The reported GAAP total revenues for fiscal year ended January 1, 2023 exceeded the compounded annual growth rate target over the prior three fiscal year periods, and therefore all 15,180 shares of common stock underlying the performance-based RSUs vested and were released on February 23, 2023 (the date we filed with the SEC our Form 10-K for the fiscal year ended January 1, 2023).
Special Compensation Awards
The Compensation Committee and the Board believe it is appropriate to consider special compensation awards in connection with significant achievements, changes in responsibilities and other special circumstances and may make special compensation awards, including equity awards, in order to incentivize and reward performance.
Perquisites and Other Benefits
The Compensation Committee believes that the NEOs should participate in the same benefit programs as the Company’s other employees and that special executive perquisites should be minimal. Consistent with this philosophy, the NEOs are eligible to participate in the Company’s employee benefit plans on the same terms as other employees, which include medical, dental and vision insurance, disability coverage, life insurance, the 401(k) plan and our Amended and Restated 1983 Employee Stock Purchase Plan (the “ESPP”). In 2023, special executive perquisites included (1) expense reimbursements related to housing for each of Messrs. Bryant and Busky and Dr. Kroll, (2) certain benefits in connection with “President’s Club,” which refers to an annual trip and related events for sales and services employees who have met specified performance criteria, as well as certain executive officers, and their guests and (3) commuting expenses. The aggregate incremental cost associated with these items in 2023 is included in the Summary Compensation Table below and detailed in the footnotes to that table.

QuidelOrtho	46	2024 Proxy Statement

2024 Compensation Actions
Base Salary
In February 2024, the Compensation Committee approved the following merit increases to the NEOs’ base salaries. Mr. Bryant is omitted from the discussion in this “─2024 Compensation Actions” section because he separated from the Company in February 2024.

Name	2023 Base Salary ($)	Current Base Salary ($)

Michael S. Iskra Interim CEO, EVP and CCO	621,000	639,630
Robert J. Bujarski Interim President, EVP and COO	621,000	639,630
Joseph M. Busky CFO	569,250	586,327
Werner Kroll, Ph.D. SVP, Research and Development	569,250	586,327
Annual Cash Incentive Program
In March 2024, the Compensation Committee approved a cash incentive plan applicable to our executive officers and other employees for the 2024 fiscal year (the “2024 Cash Incentive Plan”). Bonus payout under the 2024 Cash Incentive Plan is predicated upon achievement of (1) revenue targets and (2) Adjusted EBITDA targets, each as determined by the Compensation Committee and/or the Board. The following table sets forth the threshold, plan/target and maximum bonus potential for each NEO under the 2024 Cash Incentive Plan as a percentage of such NEO’s base salary for the full year 2024:

Name	Threshold (%)	Plan/Target (%)	Maximum (%)

Michael S. Iskra Interim CEO, EVP and CCO	62.5	125.0	187.5
Robert J. Bujarski Interim President, EVP and COO	62.5	125.0	187.5
Joseph M. Busky CFO	50.0	100.0	150.0
Werner Kroll, Ph.D. SVP, Research and Development	37.5	75.0	112.5
Under the 2024 Cash Incentive Plan, bonus payouts are weighted between the revenue targets and Adjusted EBITDA targets so that they are based 40% on achievement of revenue targets and 60% on achievement of Adjusted EBITDA targets.

QuidelOrtho	47	2024 Proxy Statement

Longer-term Equity Incentive Awards
In February 2024, the Compensation Committee approved the 2024 long-term equity incentive program (the “2024 Equity Incentive Program”), which includes a performance-based long-term incentive program (the “Performance LTI Program”). The Performance LTI Program applies to all of the NEOs, except for Dr. Kroll who received equity awards pursuant to the specific terms of his Retirement Program, comprised entirely of time-based RSUs. See the “—Employment, Severance and Change in Control Arrangements” section. Under the 2024 Equity Incentive Program, each NEO received equity awards in the form of performance-based RSUs and/or time-based RSUs as follows:

Name	Performance-based RSUs (# shares)	Time-based RSUs (# shares)	Dollar Value of Aggregate Award ($)

Michael S. Iskra Interim CEO, EVP and CCO	8,756	17,905	2,000,000
Robert J. Bujarski Interim President, EVP and COO	8,756	17,905	2,000,000
Joseph M. Busky CFO	8,756	17,905	2,000,000
Werner Kroll, Ph.D. SVP, Research and Development	—	14,920	1,000,000
Messrs. Iskra, Bujarski and Busky received equity awards with 60% of the aggregate award value in the form of time-based RSUs and 40% of the aggregate award value in the form of performance-based RSUs that are measured against total shareholder return (“TSR” and such performance-based RSUs, the “TSR PSUs”). The Performance LTI Program provides the opportunity to earn up to the maximum number of TSR PSUs at the end of a three-year performance period from January 1, 2024 to December 31, 2026 based on the Company’s relative TSR against the S&P Midcap 400 Health Sector Index. TSR is measured based on the 30 trading days at the beginning of the performance period and the 30 trading days at the end of the performance period. The payout scale is from 0% to 200% - the participating NEOs would earn specified percentages of TSR PSUs based on the Company’s relative percentile achievement of TSR over the performance period. If the Company’s relative TSR is less than 25%, there is no payout; if it is 25%, the payout is 50%; if it is 50%, the payout is 100%; and if it is 75% or higher, the payout is 200%. Payouts for achievement in between these relative TSR percentiles are scaled linearly. Payout is capped at 100% of the TSR PSUs if our stock price depreciates during the performance period, even if the Company’s relative TSR is above 50%. The vesting periods for the TSR PSUs are each over a three-year period. For example, if an NEO retires at the end of the first year, he will be eligible to receive one-third of the total payout at the end of the three-year performance period, subject to achievement of the targets.
The vesting periods for the time-based RSUs are each over a three-year period, with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date.
The Compensation Committee has determined that, when our new CEO is hired, at least 50% of the longer-term equity incentive awards to the CEO will be in the form of performance-based equity awards.

QuidelOrtho	48	2024 Proxy Statement

Special Compensation Awards
In February 2024, in connection with the formation of the Office of the CEO, as well as Messrs. Iskra and Bujarski’s appointments to the roles of Interim CEO and Interim President, respectively, the Compensation Committee approved the grant of cash awards (the “Cash Retention Awards”) and equity awards (the “Equity Retention Awards”) for each of Messrs. Iskra, Bujarski and Busky in the following amounts:

Name	Cash Retention Award ($)	Equity Retention Award Value ($)

Michael S. Iskra Interim CEO, EVP and CCO	639,630	1,000,000
Robert J. Bujarski Interim President, EVP and COO	639,630	1,000,000
Joseph M. Busky CFO	586,327	1,000,000
The Cash Retention Awards will become payable on June 30, 2025, subject to the executive’s continued employment through such date. The Equity Retention Awards were granted in the form of time-based RSUs that will fully vest on June 30, 2025, subject to the executive’s continued employment through such date. If the executive’s employment is involuntarily terminated by the Company without “Cause” prior to June 30, 2025 (as such term is defined in the executive’s Severance and Change in Control Agreement with the Company (the “Severance and CIC Agreement”)), the Cash Retention Awards will become payable in full and the vesting of the Equity Retention Awards will accelerate in full on the termination date, subject to certain customary conditions, including the executive executing a general release of claims and the executive’s continued compliance, in all material respects, with certain terms of his Severance and CIC Agreement. For the avoidance of doubt, the Cash Retention Awards and Equity Retention Awards are in addition to, and not in lieu of, the severance benefits under the Severance and CIC Agreement.
Perquisites and Other Benefits
In February 2024, the Compensation Committee approved expense reimbursements related to housing for each of Mr. Busky and Dr. Kroll in 2024 in the amount of $72,000 and $36,000, respectively.
Stock Ownership Guidelines
To further align the interests of our directors and officers with those of our other stockholders, the Board adopted stock ownership guidelines. Under these guidelines, our CEO and each non-employee director, Section 16 officer, other SVP and Vice President (“VP”) are required to retain and hold at least 50% of all shares of common stock acquired from any equity award held as of May 27, 2022 (the closing date of the Combinations) or granted by the Company thereafter (after subtracting the number of shares sold to pay for option exercise costs or relevant federal and state taxes). The foregoing stock retention rule applies until stock ownership meeting the following criteria is achieved:
•CEO − 6 times then-current annual base salary;
•Section 16 officers − 2 times then-current annual base salary;
•SVPs (non-Section 16 officers) and VPs − 1 times then-current annual base salary; and
•Non-employee directors − 5 times then-current annual cash retainer.

QuidelOrtho	49	2024 Proxy Statement

The value of an individual’s shares of common stock for purposes of calculating progress toward the stock ownership guidelines is the greater of (1) the then-current fair market value of the stock, or (2) the individual’s cost basis in the stock. Shares of common stock counted in calculating the stock ownership guidelines include shares beneficially owned outright, whether from open market purchases, purchases through the ESPP, shares retained after option exercises and shares received pursuant to restricted stock awards and RSU awards once the awards covering such shares have vested. In addition, in the case of vested, unexercised, in-the-money stock options, the in-the-money value of the stock options will be included in the stock ownership guidelines calculation. Also, the vested RSUs held pursuant to the Company’s deferred compensation plans are included in the stock ownership guidelines calculation. Individuals have five years from the later of (1) their election, hire or promotion and (2) May 27, 2022 to satisfy the stock ownership guidelines. All of our directors and executive officers meet these stock ownership guidelines or are in compliance with the guidelines by retaining shares of common stock until compliance is reached.
Restrictions on Trading Securities (Including Hedging and Pledging)
Our Insider Trading Compliance Policy (the “Insider Trading Policy”) prohibits employees and directors from engaging in speculative transactions involving our securities. Accordingly, hedging transactions involving our securities are prohibited, including, but not limited to, the purchase of stock on margin, short sales, buying or selling puts or calls, and any other similar transactions or arrangements that have an economic consequence of establishing downside price protection. The Insider Trading Policy also prohibits employees and directors from pledging our securities as collateral to secure loans, except cashless exercises of stock options under the Company’s equity incentive plans or situations approved in advance by the authorizing officer under the Insider Trading Policy. No such approvals have been provided to allow any current employee or director to pledge our securities.
Pay Recoupment (Clawback) Policy
The Board approved an amended and restated clawback policy (the “Clawback Policy”) in October 2023 that complies with Nasdaq listing rule 5608, which implements Rule 10D-1 under the Exchange Act. The Clawback Policy covers any compensation that is granted or vested to or earned by a Section 16 officer based wholly or in part on the Company’s attainment of any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements or any measure based wholly or in part on our stock price or TSR, including annual bonuses and other short- and long-term cash, equity and equity-based incentive awards (the “Incentive-based Compensation”). Under the Clawback Policy, if we are required to restate our financial statements due to our material non-compliance with any financial reporting requirement under the securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period), we are required to recover the amount of any Incentive-based Compensation received by a Section 16 officer during the three-year period preceding the date of such restatement that exceeds the amount that otherwise would have been received based on the restated financial statements, subject to certain exceptions. For Incentive-based Compensation based on stock price or TSR, we will determine the recoupment amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or TSR. Any right of recoupment or recovery under the Clawback Policy will apply irrespective of whether the Section 16 officer is an employee of the Company at such time. We believe the Clawback Policy enhances the accountability of our executive officers and significantly mitigates the risks associated with our executive compensation program.
Employment and Severance Agreements
We have entered into Severance and CIC Agreements with certain of our NEOs in order to (1) foster their objectivity in making decisions that may result in the NEO’s position being eliminated or the NEO otherwise being involuntarily terminated or with respect to any pending or threatened change in control transaction and (2) alleviate certain risks and uncertainties with regard to our NEOs’ financial and professional security that may be created by an involuntary termination or a pending or threatened change in control transaction. The details of the Severance and CIC Agreements and any employment or retirement arrangements entered into with our NEOs are provided in the “—Employment, Severance and Change in Control Arrangements” section.

QuidelOrtho	50	2024 Proxy Statement

Tax Deductibility of Compensation
In general, Section 162(m) of the U.S. Internal Revenue Code (the “Code”) precludes publicly held corporations from deducting for U.S. federal income tax purposes in excess of $1,000,000 per year in compensation per person paid to certain executives designated as “covered employees” under Section 162(m) of the Code (generally, the Company’s CEO, CFO and its three highest paid executive officers other than its CFO).
While we consider the tax effect (including with respect to the expected lack of deductibility under amended Section 162(m)) of our compensation decisions, the principal consideration behind our selection of executive compensation elements continues to be whether the element can facilitate achievement of our executive compensation program objectives.

QuidelOrtho	51	2024 Proxy Statement

Summary Compensation Table
The following table sets forth information relating to fiscal years 2023, 2022 and 2021 compensation of our former CEO, our CFO and our three other most highly compensated persons serving as executive officers as of December 31, 2023:

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-equity Incentive Plan Compensation(6) ($)	All Other Compensation(7) ($)	Total ($)

Douglas C. Bryant	2023	1,060,875	556,959	3,447,814	1,483,947	—	207,548	6,757,143
Former President and CEO	2022	1,010,625	1,054,875	6,665,163	1,404,343	1,845,641	904,957	12,885,604
	2021	856,702	—	2,266,696	1,783,166	547,188	10,396	5,464,148
Joseph M. Busky	2023	569,250	230,625	1,292,222	760,170	—	90,751	2,943,018
CFO(1)	2022	316,712	538,125	1,499,977	499,416	380,571	20,595	3,255,396
Robert J. Bujarski	2023	621,000	326,025	1,741,772	706,653	—	14,236	3,409,686
Interim President, EVP and COO	2022	591,346	630,000	2,767,981	668,651	864,300	529,663	6,051,941
	2021	514,135	—	1,173,990	406,851	246,094	10,396	2,351,466
Michael S. Iskra	2023	621,000	225,000	1,741,772	706,653	—	24,929	3,319,354
Interim CEO, EVP and CCO(1)
Werner Kroll, Ph.D.	2023	569,250	298,856	999,930	—	123,750	34,830	2,026,616
SVP, Research and Development	2022	550,000	96,250	1,849,937	—	594,206	10,702	3,101,095
	2021	490,014	—	1,499,998	—	257,813	10,396	2,258,221
1.Messrs. Busky and Iskra became our CFO and CCO, respectively, effective as of May 27, 2022. Prior to the Combinations, Messrs. Busky and Iskra served as Chief Financial Officer and Executive Vice President of Commercial Excellence & Strategy at Ortho, respectively.
2.The amounts shown reflect the base salaries earned by the NEOs during the applicable year. The amount for Mr. Busky for 2022 has been pro-rated for the time period he served as our CFO in 2022.
3.The amounts shown for 2023 reflect (a) 75% of the integration/retention cash bonus awards that were paid to Messrs. Bryant and Bujarski and Dr. Kroll on the first anniversary of the closing of the Combinations and (b) 60% of the integration/retention cash bonus award that were paid to Messrs. Busky and Iskra on the first anniversary of the closing of the Combinations. The amounts shown for 2022 reflect (a) the success/transaction cash bonus awards that were paid to Messrs. Bryant, Busky and Bujarski upon the closing of the Combinations, (b) 25% of the integration/retention cash bonus awards that were paid to Messrs. Bryant and Bujarski and Dr. Kroll upon the closing of the Combinations and (c) 40% of the integration/retention cash bonus award that was paid to Mr. Busky upon the closing of the Combinations.
4.This column represents the grant date fair value of time-based and performance-based RSUs granted during fiscal years 2023, 2022 and 2021, as well as (a) for 2023, the Premium RSUs associated with the 2022 Employee Deferred Compensation Plan, (b) for 2022, the Premium RSUs associated with the 2021 Employee Deferred Compensation Plan and (c) for 2021, the Premium RSUs associated with the 2020 Employee Deferred Compensation Plan, as described in Note (2) of the “Nonqualified Deferred Compensation” table. RSUs are valued based on the closing price of our common stock on the grant date. For additional information with respect to the 2023 grants, refer to Notes 10 and 11 of our Consolidated Financial Statements in the Annual Report. See the “Grants of Plan-based Awards in Fiscal Year 2023” table for information on RSUs granted in 2023. The performance-based RSUs granted in 2023 and 2022 provide for a single level of payout and thus there is no maximum to report.

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5.This column represents the grant date fair value of stock options granted during fiscal years 2023, 2022 and 2021. The grant date fair value of stock options is determined using the Black-Scholes option pricing model. The amount for Mr. Busky also includes the incremental fair value of the Modified Options as of February 1, 2023 (the modification date). For additional information on the valuation assumptions with respect to the 2023 grants, refer to Note 11 of our Consolidated Financial Statements in the Annual Report. See the “Grants of Plan-based Awards in Fiscal Year 2023” table for information on stock options granted in 2023.
6.This column represents the approved awards to each NEO under the 2023 Cash Incentive Plan, 1H 2022 Cash Incentive Plan, 2H 2022 Cash Incentive Plan, Ortho’s PBP program for the first half of 2022 and 2021 Cash Incentive Plan, as applicable. Each NEO could also elect to participate in the 2023 Employee Deferred Compensation Plan, 2022 Employee Deferred Compensation Plan and 2021 Employee Deferred Compensation Plan (other than Messrs. Busky and Iskra for the 2022 and 2021 plans) with respect to any payments received under the 2023 Cash Incentive Plan, 1H 2022 and 2H 2022 Cash Incentive Plans and 2021 Cash Incentive Plan, respectively. Messrs. Busky and Iskra were not eligible to participate in the 2022 and 2021 Employee Deferred Compensation Plans because their service with the Company commenced after the applicable election periods. For Dr. Kroll, the cash bonus under the 2023 Cash Incentive Plan will be paid in early 2024, but the other NEOs will not receive cash bonus payments for 2023. The cash bonus under the 1H 2022 Cash Incentive Plan and Ortho’s PBP program for the first half of 2022 was paid in August and September 2022, respectively, and the cash bonus under the 2H 2022 Cash Incentive Plan was paid in March 2023. The cash bonus under the 2021 Cash Incentive Plan was paid in early 2022. The amounts shown are inclusive of the cash component and deferred Converted RSUs component of the electing officer’s award, but do not include the Premium RSUs component, which is included as a component of the amounts in the “Stock Awards” column for the year in which such Premium RSUs were granted.
7.All other compensation consists of the following:

	Tax Gross-ups ($)	Perquisites and Other Personal Benefits ($)	401(k) Contributions ($)	Long-term Disability(e) ($)	Group Term Life Insurance(f) ($)

Douglas C. Bryant	8,429(a)	184,250(b)	9,900	4,604	365
Joseph M. Busky	—	72,724(c)	14,850	2,616	561
Robert J. Bujarski	—	—	9,900	3,775	561
Michael S. Iskra	7,051(a)	—	14,850	2,467	561
Werner Kroll, Ph.D.	—	20,088(d)	9,900	4,477	365
a.Tax gross-ups received by Messrs. Bryant and Iskra for certain benefits they received for their guests’ airfare and activities in connection with President’s Club.
b.Aggregate incremental cost to us of (i) expense reimbursements related to housing of $180,000 and (ii) benefits Mr. Bryant received for his guest’s airfare and activities in connection with President’s Club.
c.Aggregate incremental cost to us of (i) expense reimbursements related to housing of $69,017 and (ii) commuting expenses.
d.Aggregate incremental cost to us of expense reimbursements related to housing.
e.The Company funded both a long-term disability plan available only to our executive officers and a long-term disability plan available to all employees, including our executive officers, in a total amount equal to 60% of the applicable NEO’s annual salary.
f.The Company funded a group term life insurance plan in an amount equal to two times the NEO’s annual salary, a benefit that is provided to all employees.

QuidelOrtho	53	2024 Proxy Statement

Grants of Plan-based Awards in Fiscal Year 2023
The following table sets forth all plan-based awards granted to our NEOs during fiscal year 2023:

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Douglas C. Bryant	01/31/23	—	—	—	—	6,091	—	—	—	—	449,550
	02/28/23	—	—	—	—	—	—	3,273	—	—	284,555
	03/28/23	—	—	—	—	—	—	31,028	—	—	2,713,709
	03/28/23	—	—	—	—	—	—	—	31,027	87.46	1,483,947
	03/31/23	663,047	1,326,094	1,989,141	—	—	—	—	—	—	—
Joseph M. Busky	02/01/23	—	—	—	—	—	—	—	21,012	119.06	53,518
	03/28/23	—	—	—	—	—	—	14,775	—	—	1,292,222
	03/28/23	—	—	—	—	—	—	—	14,775	87.46	706,653
	03/31/23	213,469	426,938	640,406	—	—	—	—	—	—	—
Robert J. Bujarski	01/31/23	—	—	—	—	6,091	—	—	—	—	449,550
	03/28/23	—	—	—	—	—	—	14,775	—	—	1,292,222
	03/28/23	—	—	—	—	—	—	—	14,775	87.46	706,653
	03/31/23	310,500	621,000	931,500	—	—	—	—	—	—	—
Michael S. Iskra	01/31/23	—	—	—	—	6,091	—	—	—	—	449,550
	03/28/23	—	—	—	—	—	—	14,775	—	—	1,292,222
	03/28/23	—	—	—	—	—	—	—	14,775	87.46	706,653
	03/31/23	310,500	621,000	931,500	—	—	—	—	—	—	—
Werner Kroll, Ph.D.	03/28/23	—	—	—	—	—	—	11,433	—	—	999,930
	03/31/23	213,469	426,938	640,406	—	—	—	—	—	—	—
1.These columns show the potential value of the payout for each NEO under the 2023 Cash Incentive Plan, if the threshold, target and maximum goals are satisfied for all performance measures. The business measurements, performance goals and salary and bonus multiples for determining the payout are described in the “—Compensation Discussion and Analysis—Annual Cash Incentive Program” section. Payouts were made as described in the “—Compensation Discussion and Analysis—Annual Cash Incentive Program” section and in Note (6) to the Summary Compensation Table.

QuidelOrtho	54	2024 Proxy Statement

2.These columns show the potential number of awards to be paid out to Messrs. Bryant, Bujarski and Iskra related to the performance-based RSUs if the target is achieved. The performance-based RSUs for Messrs. Bryant, Bujarski and Iskra were granted in January 2023 and vest as follows: (a) 75% of the underlying shares of common stock will vest upon (i) our stock price reaching an average price of at least 150% of the closing price on December 30, 2022 for a period of at least 30 days and (ii) our stock price’s relation to the EBITDA multiple of a defined diagnostic peer group; and (b) 25% of the underlying shares of common stock will vest upon achievement of productivity improvements, as measured by revenue per employee, of at least 10% compared to revenue per employee as of December 31, 2022 that is maintained over a period of two consecutive quarters with a certain revenue threshold. The vesting criteria must be achieved by December 31, 2025 or the performance-based RSUs will not vest and the unvested shares will be forfeited and will not be eligible for future vesting. The performance-based RSUs for Mr. Bryant were canceled when he separated from the Company in February 2024.
3.This column shows the number of time-based RSUs granted in 2023 to the NEOs. Time-based RSUs for the NEOs vest over a three-year period, with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date. This column also includes the number of Premium RSUs granted in 2023 to Mr. Bryant under the 2022 Employee Deferred Compensation Plan, which equaled (a) the amount of his bonus deferred under the program, divided by the closing price of our common stock on February 28, 2023, multiplied by 0.3, as a premium. $284,555 (included in the “Grant Date Fair Value” column) represents these Premium RSUs granted to Mr. Bryant and is included in the “Stock Awards” column of the Summary Compensation Table.
4.This column shows the number of stock options granted in 2023 to the NEOs. Stock options for Messrs. Bryant, Busky, Bujarski and Iskra vest over a three-year period, with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date. The 21,012 shares for Mr. Busky represent the shares underlying the Modified Options that were modified on February 1, 2023.
5.This column shows the exercise price for the stock options granted, which was the closing price of our common stock on the grant date.
6.This column shows the full grant date fair value under ASC Topic 718 of time-based RSUs, performance-based RSUs and stock options granted to the NEOs in 2023. For time-based RSUs and performance-based RSUs, fair value is calculated using the closing price of our common stock on the grant date. The grant date fair value is the amount that we would expense in our Consolidated Financial Statements over the award’s vesting schedule, unless the NEO leaves the Company. For stock options, fair value is calculated using the Black-Scholes value on the grant date and is the amount that we would expense in our Consolidated Financial Statements over the award’s vesting schedule, unless the NEO leaves the Company. The amounts for Mr. Busky also include the incremental fair value of the Modified Options of $53,518 (or $2.547 per share) as of February 1, 2023 (the modification date). For additional information on the valuation assumptions, refer to Note 11 of our Consolidated Financial Statements in the Annual Report.

QuidelOrtho	55	2024 Proxy Statement

Outstanding Equity Awards at 2023 Fiscal Year-end
The following table sets forth information on the stock options, time-based RSUs and performance-based RSUs held by the NEOs as of December 31, 2023. This table includes unexercised and unvested stock options and unvested time-based RSUs and performance-based RSUs. Each equity grant is shown separately for each NEO. The vesting schedule for each grant is shown following this table based on the grant date. The market value of the stock awards is based on the closing price of our common stock as of December 29, 2023, which was $73.70. For additional information about the stock options and RSUs, see the “—Compensation Discussion and Analysis—Longer-term Equity Incentive Awards” section.

	Option Grant Date	Option Awards(1)				Stock Awards
Name		Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Douglas C. Bryant	02/10/16	23,461	—	15.40	02/10/26
	02/15/17	20,249	—	21.08	02/15/27
	01/16/18	27,637	—	46.41	01/16/28
	02/04/19	37,440	—	59.12	02/04/29
	02/03/20	22,769	7,589	77.16	02/03/30	02/03/20	(2)	3,795	279,692
	08/24/20	10,593	—	228.21	08/24/30
	02/01/21	4,462	4,462	254.00	02/01/31	02/01/21	(2)	2,232	164,498
	07/28/21	7,426	3,714	142.45	07/28/31
	01/31/22	6,760	20,283	103.36	01/31/32	01/31/22	(2)	20,283	1,494,857
						01/31/22	(6)	24,187	1,782,582
						08/22/22	(3)			11,894	876,588
						01/31/23	(4)			6,091	448,907
						02/28/23	(2)	3,273	284,555
	03/28/23	—	31,027	87.46	03/28/33	03/28/23	(2)	31,028	2,286,764
Joseph M. Busky	07/07/20	42,024	—	119.06	07/07/30
	06/01/22	3,470	6,941	92.74	06/01/32	06/01/22	(2)	10,783	794,707
	03/28/23	—	14,775	87.46	03/28/33	03/28/23	(2)	14,775	1,088,918

QuidelOrtho	56	2024 Proxy Statement

	Option Grant Date	Option Awards(1)				Stock Awards
Name		Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert J. Bujarski	02/05/15	8,798	—	23.41	02/05/25
	02/10/16	17,596	—	15.40	02/10/26
	02/15/17	14,343	—	21.08	02/15/27
	01/16/18	9,212	—	46.41	01/16/28
	02/04/19	7,246	—	59.12	02/04/29
	02/03/20	4,981	1,660	77.16	02/03/30	02/03/20	(2)	1,660	122,342
	09/14/20	2,201	734	159.39	09/14/30	09/14/20	(5)	314	23,142
	02/01/21	1,756	1,758	254.00	02/01/31	02/01/21	(2)	1,758	129,565
						10/15/21	(2)	780	57,486
	01/31/22	3,219	9,657	103.36	01/31/32	01/31/22	(2)	9,659	711,868
						01/31/22	(6)	13,545	998,267
						01/31/23	(4)			6,091	448,907
	03/28/23	—	14,775	87.46	03/28/33	03/28/23	(2)	14,775	1,088,918
Michael S. Iskra	12/21/15	22,020	—	59.53	12/21/25
	12/20/19	25,214	—	119.06	12/20/29
	07/27/20	8,404	—	119.06	07/27/30
	06/01/22	6,941	13,882	92.74	06/01/32	06/01/22	(2)	7,188	529,756
						01/31/23	(4)			6,091	448,907
	03/28/23	—	14,775	87.46	03/28/33	03/28/23	(2)	14,775	1,088,918
Werner Kroll, Ph.D.	01/16/18	2,303	—	46.41	01/16/28
	02/04/19	3,924	—	59.12	02/04/29
						02/01/21	(7)	1,313	96,768
						07/28/21	(8)	1,170	86,229
						01/31/22	(6)	7,256	534,767
						01/31/22	(7)	7,095	522,902
						03/28/23	(2)	11,433	842,612
1.Generally, stock options are time-based and vest over three to four years. For stock options that were not exercisable at December 31, 2023 and were granted on July 28, 2021, June 1, 2022 or March 28, 2023 presented in the table above, one-third of the underlying shares of common stock vest each year on the anniversary of the grant date over a three-year period. For the stock options that were not exercisable at December 31, 2023 and were granted on February 3, 2020, February 1, 2021 or January 31, 2022 presented in the table above, 25% of the underlying shares of

QuidelOrtho	57	2024 Proxy Statement

common stock vest each year on the anniversary of the grant date over a four-year period. For the stock options that were not exercisable at December 31, 2023 and were granted on September 14, 2020 presented in the table above, the first 50% of the underlying shares of common stock vest on the second anniversary of the grant date and the remaining 50% of the underlying shares of common stock vest in equal annual installments (25% per year) thereafter through the remainder of the four-year vesting period.
2.Represents time-based RSUs granted to the NEOs. For RSUs granted on February 3, 2020, February 1, 2021, October 15, 2021 or January 31, 2022, 25% of the RSUs vest each year on the anniversary of the grant date over a four-year period. For RSUs granted on June 1, 2022 or March 28, 2023, one-third of the RSUs vest each year on the anniversary of the grant date over a three-year period. The RSUs granted on February 28, 2023 represent Premium RSUs granted to Mr. Bryant, which were unvested at 2023 fiscal year end, but were canceled due to Mr. Bryant’s separation from the Company on February 21, 2024.
3.Represents performance-based RSUs granted to Mr. Bryant. Performance-based RSUs granted in August 2022 vest over a three-year period as follows: (a) 33% of the underlying shares of common stock will vest upon achievement of at least $60 million in cumulative cost synergies from the Combinations by December 31, 2024; (b) 33% of the underlying shares of common stock will vest upon achievement of at least $90 million in cumulative cost synergies from the Combinations by December 31, 2025; and (c) 34% of the underlying shares of common stock will vest upon achievement of cumulative worldwide sales of our Savanna® instruments of at least $380 million by December 31, 2025. The performance-based RSUs granted to Mr. Bryant were canceled when he separated from the Company in February 2024.
4.Represents performance-based RSUs granted to Messrs. Bryant, Bujarski and Iskra. Performance-based RSUs granted in January 2023 vest as follows: (a) 75% of the underlying shares of common stock will vest upon (i) our stock price reaching an average of at least 150% of the closing price on December 30, 2022 for a period of at least 30 days, and (ii) our stock price’s relation to the EBITDA multiple of a defined diagnostic peer group; and (b) 25% of the underlying shares of common stock will vest upon achievement of productivity improvements, as measured by revenue per employee, of at least 10% compared to revenue per employee as of December 31, 2022 that is maintained over a period of two consecutive quarters with a certain revenue threshold. The vesting criteria must be achieved by December 31, 2025 or the performance-based RSUs will not vest and the unvested shares will be forfeited and will not be eligible for future vesting. The performance-based RSUs granted to Mr. Bryant were canceled when he separated from the Company in February 2024.
5.Represents RSUs granted to Mr. Bujarski upon his appointment as the Company’s COO. 25% of the RSUs vest each year on the anniversary of the grant date over a four-year period.
6.Represents integration/retention equity awards granted in the form of RSUs. 50% of the RSUs vest on the second anniversary of the grant date and the remaining 50% of the RSUs vest in equal annual installments (25% per year) thereafter.
7.Represents RSUs granted to Dr. Kroll as part of his Retirement Program. One-third of the RSUs vest each year on the anniversary of the grant date over a three-year period.
8.Represents RSUs granted to Dr. Kroll for his efforts and contributions to the achievement of certain key R&D milestones. One-third of the RSUs vest each year on the anniversary of the grant date over a three-year period.

QuidelOrtho	58	2024 Proxy Statement

Option Exercises and RSUs Vested in Fiscal Year 2023
The following table sets forth stock options that were exercised by and RSUs that vested for the NEOs during fiscal year 2023:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)

Douglas C. Bryant	—	—	6,760	(3)	578,724
			1,115	(4)	98,689
			3,795	(5)	340,412
			18,720	(6)	1,679,184
			7,309	(7)	632,229
			2,192	(8)	189,608
			15,180	(9)	1,346,618
			1,461	(10)	114,440
			4,462	(11)	328,849
Joseph M. Busky	—	—	5,391	(12)	461,739
Robert J. Bujarski	—	—	3,219	(3)	275,579
			879	(4)	77,800
			1,660	(5)	148,902
			3,623	(6)	324,983
			2,749	(7)	237,789
			824	(8)	71,276
			314	(13)	23,980
			390	(14)	324,983
Michael S. Iskra	—	—	3,594	(12)	307,826
			15,825	(15)	1,409,849
Werner Kroll, Ph.D.	—	—	3,547	(3)	303,659
			1,312	(4)	116,125
			3,925	(5)	352,073
			4,268	(6)	382,840
			2,743	(7)	237,270
			823	(8)	71,190
			981	(16)	81,286
			1,170	(17)	101,930
1.The value realized on exercise equals the intrinsic value of the exercise, which is the gain realized in the difference from the market price of the shares sold and the exercise price of the shares purchased.
2.The value realized on vesting equals the closing price of our common stock on the vesting date (the date the restrictions lapsed) multiplied by the number of shares with respect to which restrictions lapsed on such date.
3.During 2023, restrictions lapsed with respect to 6,760, 3,219 and 3,547 shares of RSUs held by Messrs. Bryant and Bujarski and Dr. Kroll, respectively. The closing price of our common stock on the vesting date was $85.61 per share.

QuidelOrtho	59	2024 Proxy Statement

4.During 2023, restrictions lapsed with respect to 1,115, 879 and 1,312 shares of RSUs held by Messrs. Bryant and Bujarski and Dr. Kroll, respectively. The closing price of our common stock on the vesting date was $88.51 per share.
5.During 2023, restrictions lapsed with respect to 3,795, 1,660 and 3,925 shares of RSUs held by Messrs. Bryant and Bujarski and Dr. Kroll, respectively. The closing price of our common stock on the vesting date was $89.70 per share.
6.During 2023, restrictions lapsed with respect to 18,720, 3,623 and 4,268 shares of RSUs held by Messrs. Bryant and Bujarski and Dr. Kroll, respectively. The closing price of our common stock on the vesting date was $89.70 per share.
7.During 2023, restrictions lapsed with respect to 7,309, 2,749 and 2,743 shares of deferred RSUs held by Messrs. Bryant and Bujarski and Dr. Kroll, respectively. The closing price of our common stock on the vesting date was $86.50 per share.
8.During 2023, restrictions lapsed with respect to 2,192, 824 and 823 shares of deferred RSUs held by Messrs. Bryant and Bujarski and Dr. Kroll, respectively. The closing price of our common stock on the vesting date was $86.50 per share.
9.During 2023, restrictions lapsed with respect to 15,180 shares of performance-based RSUs held by Mr. Bryant. The closing price of our common stock on the vesting date was $88.71 per share.
10.During 2023, restrictions lapsed with respect to 1,461 shares of RSUs held by Mr. Bryant. The closing price of our common stock on the vesting date was $78.33 per share.
11.During 2023, restrictions lapsed with respect to 4,462 shares of performance-based RSUs held by Mr. Bryant. The closing price of our common stock on the vesting date was $73.70 per share.
12.During 2023, restrictions lapsed with respect to 5,391 and 3,594 shares of RSUs held by Messrs. Busky and Iskra, respectively. The closing price of our common stock on the vesting date was $85.65 per share.
13.During 2023, restrictions lapsed with respect to 314 shares of RSUs held by Mr. Bujarski. The closing price of our common stock on the vesting date was $76.37 per share.
14.During 2023, restrictions lapsed with respect to 390 shares of RSUs held by Mr. Bujarski. The closing price of our common stock on the vesting date was $68.02 per share.
15.During 2023, restrictions lapsed with respect to 15,825 shares of RSUs held by Mr. Iskra. The closing price of our common stock on the vesting date was $89.09 per share.
16.During 2023, restrictions lapsed with respect to 981 shares of RSUs held by Dr. Kroll. The closing price of our common stock on the vesting date was $82.86 per share.
17.During 2023, restrictions lapsed with respect to 1,170 shares of RSUs held by Dr. Kroll. The closing price of our common stock on the vesting date was $87.12 per share.

QuidelOrtho	60	2024 Proxy Statement

Nonqualified Deferred Compensation
The following table sets forth compensation deferred by each NEO during fiscal year 2023:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/Distributions in Last FY(4) ($)	Aggregate Balance at Last FYE(5) ($)

Douglas C. Bryant	—	351,072	(377,654)	(821,837)	1,980,319
Joseph M. Busky	—	—	—	—	—
Robert J. Bujarski	—	36,900	(52,934)	(309,065)	344,194
Michael S. Iskra	—	—	—	—	—
Werner Kroll, Ph.D.	—	—	2,960	(308,459)	1
1.Represents the amount of incentive compensation deferred under the 2023 Employee Deferred Compensation Plan by each NEO. The amount is included as a component of “Non-equity Incentive Plan Compensation” for 2023 in the Summary Compensation Table.
2.Represents the 10%, 20% or 30% Premium RSUs that vested in the year.
3.Represents the change in value of the deferred incentive compensation for each NEO relating to the 2019 Employee Deferred Compensation Plan, 2020 Employee Deferred Compensation Plan, 2021 Employee Deferred Compensation Plan, 2022 Employee Deferred Compensation Plan and 2023 Employee Deferred Compensation Plan (collectively, the “Deferred Bonus Plans”).
4.Represents the market value of the stock on the date of distribution to Messrs. Bryant and Bujarski and Dr. Kroll in accordance with their respective specified distribution elections.
5.Aggregate deferrals include deferrals from the Deferred Bonus Plans. Each employee participating in a Deferred Bonus Plan is eligible for Premium RSUs equal to either 10%, 20% or 30% of the deferred cash incentive bonus, depending on the length of deferral elected by the employee. Pursuant to the Deferred Bonus Plans, (a) Mr. Bryant received the following RSUs on January 31, 2022, August 22, 2022 and February 28, 2023: 3,440 shares (including 794 Premium RSUs), 13,362 shares (including 3,140 Premium RSUs) and 13,929 shares (including 3,273 Premium RSUs), respectively, and (b) Mr. Bujarski received the following RSUs on February 10, 2020, January 11, 2021 and January 31, 2022: 1,367 shares (including 315 Premium RSUs), 1,756 shares (including 405 Premium RSUs) and 1,547 shares (including 357 Premium RSUs), respectively. Such prior year deferred amounts were reported as compensation to each respective NEO for the respective prior years in the “Stock Awards” and “Non-equity Incentive Plan Compensation” columns of the Summary Compensation Table (with Premium RSUs being reported as “Stock Awards” in the year of grant and Converted RSUs being reported as “Non-equity Incentive Plan Compensation” in the year with respect to which the deferred cash incentive bonus was earned).
Employment, Severance and Change in Control Arrangements
In connection with the appointment of Mr. Bryant as our President and CEO on January 16, 2009, Mr. Bryant entered into an employment agreement with us. Mr. Bryant’s employment agreement set forth the terms of his employment with us and provided for, among other matters: (1) a minimum base salary of $450,000 per annum, subject to upward adjustment by the Board or the Compensation Committee; and (2) an annual cash incentive bonus based on attainment of performance goals set by the Board or the Compensation Committee with a target of at least 80% of base salary and a maximum opportunity of at least up to 120% of base salary. Mr. Bryant’s base salary for 2023 was $1,060,875. Under his employment agreement, Mr. Bryant was an “at-will” employee of the Company, which meant that either Mr. Bryant or we could terminate his employment at any time for any reason. Mr. Bryant separated from the Company in February 2024.
Messrs. Busky, Bujarski and Iskra and Dr. Kroll are also “at will” employees of the Company with compensation arrangements that include, among other items: (1) a base salary for 2023 of $569,250, $621,000, $621,000 and $569,250, respectively; and (2) eligibility for an annual cash incentive bonus in accordance with our Cash Incentive Plans.

QuidelOrtho	61	2024 Proxy Statement

Each of Messrs. Bryant, Busky, Bujarski and Iskra entered into a Severance and CIC Agreement with us, which supersedes and replaces any of their respective prior agreements or offer letters entered into with us or our affiliates or subsidiaries governing severance and/or change in control. Dr. Kroll did not enter into the Severance and CIC Agreement, and his Retirement Program and prior change in control agreement remain in effect (as described below). The Severance and CIC Agreement provides for the payment of severance benefits if (1) the executive’s employment is terminated by us without Cause (as defined in the Severance and CIC Agreement) more than 30 days prior to or more than two years following a Change in Control (as defined in the Severance and CIC Agreement) (a “Non-CIC Qualifying Termination”) or (2) the executive’s employment with us terminates within two years following or 30 days prior to a Change in Control (a “CIC Qualifying Termination”) for any reason other than the executive’s voluntary resignation (which does not include resignations stemming from a material adverse change in compensation, title, status, overall position, responsibilities, authority, reporting relationship or location of workplace), the executive’s death or permanent disability, or our termination of the executive for Cause.
The severance benefits under the Severance and CIC Agreement generally consist of a lump sum cash payment equal to two times the sum of (1) the executive’s highest annual base salary within the three-year period ending on the date of termination, plus (2) an amount equal to the annualized average of all cash bonuses and cash incentive compensation paid to the executive during the two-year period immediately before the date of termination. In addition, the Severance and CIC Agreement provides for: (a) payment of $25,000 to help defray legal, tax and accounting fees, executive outplacement services and other costs associated with transitional matters; (b) continued coverage for two years under our group medical insurance, group dental insurance and group vision insurance programs or equivalent compensation by alternative means, unless and to the extent the executive obtains concurrent coverage through another program, in which case our coverage will be terminated or reduced as applicable; and (c) in the event of a CIC Qualifying Termination (but not, for avoidance of doubt a Non-CIC Qualifying Termination), immediate vesting and exercisability of any and all unvested stock options, RSUs and any other equity awards held by the executive, unless previously waived or otherwise expressly agreed to by the executive (with any outstanding performance-based equity awards being deemed earned at the greater of the target level of performance or actual performance through the date of the Change in Control). Severance benefits are contingent upon the executive executing a customary general release of claims and the executive’s continued compliance, in all material respects, with the terms of the Severance and CIC Agreement. In connection with Mr. Bryant’s separation from the Company in February 2024, he received certain severance benefits under his Severance and CIC Agreement.
In January 2022, in connection with the Combinations, Messrs. Bryant and Bujarski and Dr. Kroll received integration/retention equity awards with grant date values of $2,500,000, $1,400,000 and $750,000, respectively, in the form of RSUs, of which 50% would vest on the second anniversary of the grant date and the remaining 50% would vest in equal annual installments (25% per year) thereafter subject to continued service through such date. Under the terms of these equity awards, however, if the executive’s employment is terminated by the Company without cause prior to the full vesting of the equity award, then the unvested portion of the award would vest immediately in full, subject to the executive executing a customary general release of claims. In connection with Mr. Bryant’s separation from the Company in February 2024, the unvested portion of his integration/retention equity award vested in full.
In addition, prior to the closing of the Combinations, the Ortho Compensation Committee approved an Omnibus Amendment to Award Agreements (the “Omnibus Amendment”), pursuant to which Mr. Busky’s unvested stock options granted under the Ortho equity incentive plans prior to the closing of the Combinations will become vested and exercisable in full upon Mr. Busky’s employment termination without cause. As a result of the Omnibus Amendment, Mr. Busky’s unvested stock options granted under the Ortho equity incentive plans would accelerate in vesting if he is terminated without cause, at which point he would be entitled to receive payment in cash equal to $7.14 per share in respect of such vested stock options under the terms of the Business Combination Agreement.

QuidelOrtho	62	2024 Proxy Statement

Dr. Kroll entered into the Retirement Program with us in February 2020. This program was entered into and approved by the Board and the Compensation Committee as part of our succession planning and to incentivize Dr. Kroll to continue employment as SVP, Research and Development through at least March 31, 2023. Effective April 4, 2023, the Company and Dr. Kroll entered into an amended and restated Retirement Program, primarily to extend the term of his employment as SVP, Research and Development beyond March 31, 2023 through March 31, 2025 or an earlier transition date. For each calendar year that Dr. Kroll continued to be employed by the Company as its SVP, Research and Development, from 2020 through 2022, he received RSUs with a value on the grant date of a minimum of $1,000,000 with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date, subject to Dr. Kroll’s continued employment with the Company as its SVP, Research and Development. Under Dr. Kroll’s amended and restated Retirement Program, in 2023, 2024 and 2025, Dr. Kroll will receive stock options and/or RSUs with a total then-current grant value of $1,000,000 in each of such years; provided that Dr. Kroll continues to be employed by the Company as of such date and that after 2023 such amount will be increased commensurate with increases for other SVPs. Within parameters set by the Company, Dr. Kroll will be entitled to choose the mix of stock options and RSUs that he wishes to receive for each of 2023, 2024 and 2025, and such stock options and RSUs will be subject to time-based or performance-based vesting requirements. These stock options and/or RSUs constitute the sole equity incentive compensation that Dr. Kroll is entitled to receive on or after January 1, 2023, unless the Company determines otherwise. Dr. Kroll’s amended and restated Retirement Program contemplates that if he remains employed and in good standing in his position through the target or transition date, then upon ceasing to serve in his current role, he will enter into a Special Advisor Agreement, in the form provided in his program, and be engaged as a full-time employee, serving as a non-officer special advisor for a period of one year at a reduced pay rate and his equity awards will continue to vest and be governed by the applicable equity incentive plan and award agreements.
Dr. Kroll’s amended and restated Retirement Program provides for the payment of severance benefits if his employment is terminated by us without Cause (as defined in the Retirement Program) or by him for Good Reason ( as defined in the Retirement Program) prior to March 31, 2025. Dr. Kroll’s severance benefits consist of (1) lump sum cash payments equal to the remaining amounts of base salary, bonus and equity grants that he would have received under his Retirement Program if he had continued to be employed through March 31, 2025, subject to certain limitations, plus the amount of salary that Dr. Kroll would have received for twelve months thereafter under his Special Advisor Agreement, (2) the vesting of equity awards as though his employment continued through March 31, 2026 and (3) an extended option exercise period as set forth in his Retirement Program. Severance benefits are contingent upon Dr. Kroll executing a customary general release of claims.
Dr. Kroll has also entered into a change in control agreement with us, which provides for the payment of severance benefits in the event of termination of employment in connection with a change in control of the Company. The severance benefits are payable if his employment with us is terminated within 30 days prior to or three years following a change in control, unless terminated for cause or the termination is the result of a voluntary resignation (which does not include resignations stemming from a material adverse change in responsibilities, status, compensation, authority or location of workplace) or his death or disability. Dr. Kroll’s change in control agreement includes a covenant by him to not solicit, recruit or hire-away our employees or solicit, influence or attempt to influence any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company.
The severance benefits under Dr. Kroll’s change in control agreement generally consist of a lump sum cash payment equal to two times the sum of (1) his highest annual salary rate within the three-year period ending on the date of termination, plus (2) an amount equal to the annualized average of all bonuses paid to him during the two-year period immediately before the date of termination. In addition, the change in control agreement provides for: payment of $25,000 to help defray the legal, tax and accounting fees and other costs associated with transitional matters; continued coverage for two years under our group medical insurance, group dental insurance and group vision insurance programs, unless and to the extent he obtains concurrent coverage through another program, in which case our coverage will be terminated or reduced as applicable; and immediate vesting and exercisability of any and all unvested stock options and RSUs held by him (unless previously waived by him or he expressly agrees otherwise).

QuidelOrtho	63	2024 Proxy Statement

In the event of a change in control during Dr. Kroll’s employment as an executive officer of the Company, to the extent his change in control agreement has more favorable terms relating to the treatment of his granted equity awards, as determined by the Compensation Committee prior to the change in control, the terms of his change in control agreement will govern the vesting and other treatment of all of his stock options and RSUs, whenever granted. If Dr. Kroll elects to receive any other payments under his change in control agreement, then his amended and restated Retirement Program will terminate upon such election and payment.
Potential Post-employment Payments
As described above, our NEOs have employment, severance and/or change in control agreements with us. The table below illustrates the compensation that would be payable by us to each NEO in the event of a change in control of the Company or a termination of the NEO’s employment with the Company for various described reasons, sometimes referred to in this section as a “triggering event.” In accordance with applicable SEC rules, the following illustrations assume:
•that the triggering event in question, the death, disability, change in control or termination occurred on December 29, 2023, which was the last full business day prior to the last day of our 2023 fiscal year end, which fell on Sunday, December 31, 2023; and
•the calculations provided below are based on the closing price of our common stock as of December 29, 2023, which was $73.70.
In addition, in connection with any actual termination of employment, the Board or the Compensation Committee may determine to enter into an agreement providing additional benefits or amounts, or altering the terms of benefits described below, as deemed appropriate by the Board or the Compensation Committee. The illustrations exclude any vested awards deferred pursuant to our Employee Deferred Compensation Plans. The actual amounts that would be paid upon an NEO’s termination of employment can only be determined at the time of such NEO’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include our stock price at the time of termination and determinations by the Board.

Name	Potential Executive Benefits and Payments	Voluntary Termination Total ($)	Retirement Total ($)	Involuntary, Not for Cause or Voluntary, Good Reason Termination Total ($)	Involuntary, for Cause Termination Total ($)	Change in Control Total ($)

Douglas C. Bryant	Base Salary(1)	—	—	2,121,750	—	2,121,750
	Short-term Incentive Bonus(2)	—	—	4,004,663	—	4,004,663
	RSU Awards-Unvested and accelerated	—	—	1,782,582(3)	—	5,551,305(4)
	Stock Options-Unvested and accelerated(5)	—	—	—	—	—
	Healthcare(6)	—	—	—	—	—
	Other Payments(7)	—	—	25,000	—	25,000

QuidelOrtho	64	2024 Proxy Statement

Name	Potential Executive Benefits and Payments	Voluntary Termination Total ($)	Retirement Total ($)	Involuntary, Not for Cause or Voluntary, Good Reason Termination Total ($)	Involuntary, for Cause Termination Total ($)	Change in Control Total ($)

Joseph M. Busky	Base Salary(1)	—	—	1,138,500	—	1,138,500
	Short-term Incentive Bonus(2)	—	—	842,288	—	842,288
	RSU Awards-Unvested and accelerated(4)	—	—	—	—	1,883,625
	Stock Options-Unvested and accelerated(5)	—	—	—	—	—
	Healthcare(6)	—	—	58,433	—	58,433
	Other Payments(7)	—	—	25,000	—	25,000
Robert J. Bujarski	Base Salary(1)	—	—	1,242,000	—	1,242,000
	Short-term Incentive Bonus(2)	—	—	1,938,600	—	1,938,600
	RSU Awards-Unvested and accelerated	—	—	998,267(3)	—	2,582,227(4)
	Stock Options-Unvested and accelerated(5)	—	—	—	—	—
	Healthcare(6)	—	—	58,738	—	58,738
	Other Payments(7)	—	—	25,000	—	25,000
Michael S. Iskra	Base Salary(1)	—	—	1,242,000	—	1,242,000
	Short-term Incentive Bonus(2)	—	—	1,079,272	—	1,079,272
	RSU Awards-Unvested and accelerated(4)	—	—	—	—	2,067,580
	Stock Options-Unvested and accelerated(5)	—	—	—	—	—
	Healthcare(6)	—	—	44,945	—	44,945
	Other Payments(7)	—	—	25,000	—	25,000
Werner Kroll, Ph.D.	Base Salary	—	—	1,285,191(8)	—	1,285,191(8)
	Short-term Incentive Bonus	—	—	853,875(9)	—	853,875(9)
	RSU Awards-Unvested and accelerated	—	—	2,534,767(10)	—	2,534,767(10)
	Stock Options-Unvested and accelerated	—	—	—	—	—
	Healthcare	—	—	—	—	—
	Other Payments	—	—	—	—	—
1.This amount represents two times the NEO’s highest annual salary rate within the three-year period ending on December 29, 2023. Payable in one lump sum upon termination.
2.This amount represents two times the annualized average of all cash bonuses paid to the NEO in 2022 and 2023. Payable in one lump sum upon termination.
3.This represents the value of the unvested RSUs of the integration/retention equity award that the NEO received in January 2022 in connection with the Combinations.

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4.This represents the value of unvested RSUs and unearned performance-based RSUs at target levels, including Premium RSUs earned pursuant to the Employee Deferred Compensation Plans as detailed in the “Nonqualified Deferred Compensation” table.
5.This represents the intrinsic value of in-the-money unvested stock options (based on the closing price of $73.70 per share as of the last full business day prior to the end of our fiscal year 2023). Amount for Mr. Busky represents his right to receive payment in cash equal to $7.14 per share in respect of any unvested stock options that accelerate in vesting if he is terminated without cause pursuant to the Omnibus Amendment.
6.Per the Severance and CIC Agreements, for two years, coverage is continued under our group medical insurance, group dental insurance and group vision insurance programs, unless and to the extent the NEO obtains concurrent coverage through another program, in which case our coverage will be terminated or reduced as applicable. Mr. Bryant obtained healthcare coverage through another program as of December 29, 2023 and would not be eligible for healthcare coverage under his Severance and CIC Agreement.
7.Each NEO’s Severance and CIC Agreement provides for payment of $25,000 to help defray the legal, tax and accounting fees, executive outplacement services and other costs associated with transitional matters.
8.This amount represents the lump-sum payment equal to the remaining amount of base salary that Dr. Kroll would have received under his Retirement Program if he had continued to be employed through March 31, 2025, assuming no increases to his base salary after December 29, 2023 and further assuming that his Retirement Program has more favorable terms relating to his base salary payment compared to his change in control agreement such that he would not elect to receive such payment under his change in control agreement, plus the amount of salary that Dr. Kroll would have received for twelve months thereafter under his Special Advisor Agreement.
9.This amount represents the lump-sum payment equal to the remaining amount of bonus that Dr. Kroll would have received under his Retirement Program if he had continued to be employed through March 31, 2025, assuming no increases to his bonus after December 29, 2023 and that the 2024 bonus payout is made prior to March 31, 2025 and further assuming that his Retirement Program has more favorable terms relating to his bonus payment compared to his change in control agreement such that he would not elect to receive such payment under his change in control agreement.
10.This amount consists of (a) the lump-sum payment equal to the remaining amount of equity grants that Dr. Kroll would have received under his Retirement Program if he had continued to be employed through March 31, 2025, assuming no increases in grant value after December 29, 2023 and that the annual equity grant for 2025 is made prior to March 31, 2025 and further assuming that his Retirement Program has more favorable terms relating to the treatment of his granted equity awards compared to his change in control agreement and (b) the value of the unvested RSUs of the integration/retention equity award that Dr. Kroll received in January 2022 in connection with the Combinations.
CEO Pay Ratio
We are providing the following information regarding the relationship of the annual total compensation of our former CEO and that of our “median employee,” as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with these pay ratio disclosure rules.
In determining the pay ratio information, we used the following methodology, as permitted by the SEC’s pay ratio disclosure rules:
•We concluded that we could continue to use the same median employee identified in 2022 as there had been no change in the median employee population or employee compensation arrangements that we reasonably believe would significantly affect the pay ratio disclosure. We selected December 31, 2022 as our determination date to identify the median employee.
•We used total cash compensation during the 2022 fiscal year as a consistently applied compensation measure to identify our median employee, excluding our former CEO. For this purpose, we define total cash compensation as base wages. We did not include incentive cash compensation because our incentive cash compensation program does not extend throughout the organization and would therefore not be expected to impact the determination of the median employee.
Once our median employee was identified in the manner described above, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of our former CEO, as reported in the Summary Compensation Table above.

QuidelOrtho	66	2024 Proxy Statement

For our 2023 fiscal year:
•The annual total compensation of the median employee was $98,005;
•The annual total compensation of our former CEO, as reported in the Summary Compensation Table, was $6,757,143; and
•The ratio of the annual total compensation of our former CEO to the annual total compensation of the median employee was estimated to be 69 to 1.
It should be noted that the SEC’s pay ratio disclosure rules provide reporting companies with flexibility in determining the methodology used to identify the median employee and the pay ratio. Accordingly, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance metrics of the Company. For further information on the Company’s pay-for-performance philosophy and how the Company’s executive compensation is designed to align with the Company’s performance, refer to the “—Compensation Discussion and Analysis” section.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($)	Value of Initial Fixed $100 Investment Based On:		Net (Loss) Income (in millions)(7) ($)		Adjusted EBITDA (in millions)(8) ($)
					Total Shareholder Return(5) ($)	Peer Group Total Shareholder Return(6) ($)

2023	6,757,143	3,955,336	2,924,669	2,029,077	98.23	106.34	(10.1)		723.2
2022	12,885,604	6,654,018	3,831,285	2,506,945	114.18	99.81	548.7	(9)	1,331.0	(9)
2021	5,464,148	3,080,082	2,465,773	1,985,148	179.91	125.33	704.2		970.8
2020	7,177,709	27,887,022	2,193,998	8,787,817	239.44	130.04	810.3		1,115.3
1.The dollar amounts reported are the amounts of total compensation reported in our Summary Compensation Table for Mr. Bryant, who served as our President and CEO for each of the periods reflected above. In 2022, Mr. Bryant received a success cash bonus award and 25% of his integration/retention cash bonus award that was paid upon the closing of the Combinations and the remaining 75% was paid in 2023.
2.The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

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Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Compensation Actually Paid to PEO ($)

2023	6,757,143	(4,931,761)	2,129,954	3,955,336
2022	12,885,604	(8,069,506)	1,837,920	6,654,018
2021	5,464,148	(4,049,862)	1,665,796	3,080,082
2020	7,177,709	(5,199,655)	25,908,968	27,887,022
a.The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
b.The equity award adjustments for each applicable year include, if applicable, the addition (or subtraction, as applicable) of the following:
i.the year-end fair value of any equity awards granted in the applicable year that were outstanding and unvested as of the end of the year;
ii.the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that were outstanding and unvested as of the end of the applicable year;
iii.for awards that were granted and vested in the applicable year, the fair value as of the vesting date;
iv.for awards granted in prior years that vested in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year);
v.for awards granted in prior years that failed to meet the vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and
vi.the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.
The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments for our PEO are as follows:

Year	Year-end Fair Value of Equity Awards Granted in the Year and Unvested at the End of the Year ($)	Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value ($)	Total Equity Award Adjustments ($)

2023	3,641,816	(1,314,248)	N/A	(197,614)	N/A	N/A	2,129,954
2022	7,093,960	(3,895,214)	N/A	(1,360,826)	N/A	N/A	1,837,920
2021	2,436,411	(4,707,366)	N/A	3,936,751	N/A	N/A	1,665,796
2020	10,656,560	15,099,356	N/A	153,052	N/A	N/A	25,908,968
3.The dollar amounts reported represent the average of the amounts reported for the NEOs as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table for each applicable year. The names of each of the NEOs (excluding our CEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Messrs. Busky, Bujarski and Iskra and Dr. Kroll; (ii) for 2022, Mr. Steward, who served as our CFO until May 27, 2022, Mr. Busky, who became our CFO effective May 27, 2022, Mr. Bujarski, Ms. Hodges and Dr. Kroll; (iii) for 2021, Messrs. Steward and Bujarski, Ms. Hodges and Dr. Kroll; and (iv) for 2020, Messrs. Steward and Bujarski, Dr. Kroll and Ratan S. Borkar. In 2022, Messrs. Bujarski and Steward, Ms. Hodges and Dr. Kroll received a success cash bonus award and/or 25% of their integration/retention cash bonus award that were paid upon the closing of the Combinations, with the remaining 75% paid in 2023. Mr. Busky also received a transaction bonus and 40% of his retention bonus that was paid upon the closing of the Combinations, with the remaining 60% paid in 2023.

QuidelOrtho	68	2024 Proxy Statement

4.The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our CEO), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our CEO) during the applicable year. In accordance with the SEC rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding our CEO) for each year to determine the compensation actually paid, using the same methodology described in Note 2 above:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2023	2,924,669	(1,987,293)	1,091,701	2,029,077
2022	3,831,285	(2,116,041)	791,701	2,506,945
2021	2,465,773	(1,745,137)	1,264,512	1,985,148
2020	2,193,998	(1,258,951)	7,852,770	8,787,817
a.The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year-end Fair Value of Equity Awards Granted in the Year and Unvested at the End of the Year ($)	Year-over- Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-over- Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value ($)	Total Average Equity Award Adjustments ($)

2023	1,538,467	(291,650)	N/A	(155,116)	N/A	N/A	1,091,701
2022	1,774,637	(620,798)	N/A	(362,138)	N/A	N/A	791,701
2021	1,257,732	(968,170)	N/A	974,950	N/A	N/A	1,264,512
2020	2,667,552	4,785,750	N/A	399,468	N/A	N/A	7,852,770
5.Cumulative TSR is calculated based on a fixed investment of $100 from the beginning of calendar year 2020 (the earliest year in the table) through the end of the applicable year, assuming reinvestment of dividends.
6.Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: NASDAQ Healthcare Composite Index.
7.The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
8.Adjusted EBITDA consists of net income before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization and eliminates (i) certain non-operating income or expense items and (ii) impacts of certain non-cash, unusual or other items that are included in net income, which we do not consider indicative of our ongoing operating performance.
9.In 2022, Net Income decreased to $548.7 million while Adjusted EBITDA increased to $1,331.0 million, primarily due to the closing of the Combinations, which resulted in one-time increased costs in 2022, including higher depreciation and amortization expense, acquisition and integration costs and interest expenses (the “Increased Costs”). Specifically, the 2022 decrease in Net Income was impacted by the Increased Costs while the 2022 increase in Adjusted EBITDA was primarily driven by the inclusion of Ortho’s Adjusted EBITDA and the Increased Costs were excluded from Adjusted EBITDA, as described in Note 8 above.

QuidelOrtho	69	2024 Proxy Statement

Financial Performance Measures
As described in greater detail in the “—Compensation Discussion and Analysis” section, one of the core objectives of our executive compensation program is supporting our mission, values and corporate strategies by adopting a pay-for-performance philosophy that provides incentives to our executive officers and employees that are designed to support these core principles. The metrics that we use for both our long-term and short-term incentive awards, including our annual cash incentive programs, are selected with the objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

Most Important Performance Measures

Adjusted EBITDA
Revenue
Integration/Cost Synergy Target
Analysis of the Information Presented in the Pay versus Performance Table
While the Company utilizes several performance measures to align executive compensation with the Company’s performance, all such performance measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table:

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QuidelOrtho	71	2024 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The following table sets forth the number of shares of our common stock beneficially owned as of March 18, 2024 by (1) each person known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and nominees, (3) each of the NEOs (as included in the Summary Compensation Table herein) and (4) all current directors and executive officers as a group. On March 18, 2024, there were 66,878,683 shares of our common stock outstanding.

	Beneficial Ownership of Common Stock(1)(2)
	Number of Shares (#)	Percent of Class (%)

>5% Stockholders
The Carlyle Group Inc.(3) 1001 Pennsylvania Avenue, N.W., Suite 220 Washington, D.C. 20004	12,460,183	18.6
T. Rowe Price Investment Management, Inc.(4) 101 E. Pratt Street Baltimore, Maryland 21201	8,698,143	13.0
The Vanguard Group(5) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,841,410	7.2
BlackRock, Inc.(6) 50 Hudson Yards New York, New York 10001	4,797,921	7.2
Directors
Kenneth F. Buechler(7)	115,720	*
Evelyn S. Dilsaver(8)	3,199	*
Edward L. Michael(9)	16,756	*
Mary Lake Polan(10)	27,990	*
James R. Prutow	—	—
Ann D. Rhoads(11)	6,817	*
Robert R. Schmidt	—	—
Matthew W. Strobeck(12)	65,462	*
Kenneth J. Widder(13)	48,415	*

QuidelOrtho	72	2024 Proxy Statement

	Beneficial Ownership of Common Stock(1)(2)
	Number of Shares (#)	Percent of Class (%)

Joseph D. Wilkins Jr.	4,161	*
Named Executive Officers
Douglas C. Bryant(14)	774,513	1.2
Joseph M. Busky(15)	61,642	*
Robert J. Bujarski(16)	132,010	*
Michael S. Iskra(17)	83,627	*
Werner Kroll(18)	43,276	*
All current directors and executive officers as a group (16 persons)(19)	640,317	1.0
* Indicates ownership of less than 1% of our outstanding common stock.
1.Beneficial ownership is determined in accordance with SEC rules. Unless otherwise noted, and subject to applicable community property laws, each director and executive officer has sole voting and dispositive power with respect to the shares indicated. The address for our directors and executive officers is c/o QuidelOrtho Corporation, 9975 Summers Ridge Road, San Diego, California 92121.
2.Shares of common stock subject to stock options or RSUs exercisable or vesting on or within 60 days of March 18, 2024 are deemed outstanding for computing the number of shares and the percentage ownership of the person holding such stock options or RSUs, but are not deemed outstanding for computing the percentage ownership of any other person.
3.Based on information reported in a Schedule 13D filed with the SEC on June 6, 2022 by The Carlyle Group Inc., which reported beneficial ownership of 12,460,183 shares of common stock with respect to which The Carlyle Group Inc. has shared voting and dispositive power over 12,460,183 shares. The Schedule 13D indicates that the schedule is filed by the following persons: The Carlyle Group Inc., Carlyle Holdings II GP L.L.C., Carlyle Holdings II L.L.C., CG Subsidiary Holdings L.L.C., TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., TC Group VI Cayman, L.L.C., TC Group VI Cayman, L.P. and Carlyle Partners VI Cayman Holdings, L.P.
4.Based on information reported in Amendment No. 2 to a Schedule 13G filed with the SEC on February 14, 2024 by T. Rowe Price Investment Management, Inc., which reported beneficial ownership of 8,698,143 shares of common stock with respect to which T. Rowe Price Investment Management, Inc. has sole voting power of 3,717,700 shares and sole dispositive power over 8,698,143 shares.
5.Based on information reported in Amendment No. 1 to a Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group, which reported beneficial ownership of 4,841,410 shares of common stock with respect to which The Vanguard Group has shared voting power over 21,357 shares, sole dispositive power over 4,765,981 shares and shared dispositive power over 75,429 shares.
6.Based on information reported in Amendment No. 2 to a Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc., which reported beneficial ownership of 4,797,921 shares of common stock with respect to which BlackRock, Inc. has sole voting power over 4,647,341 shares and sole dispositive power over 4,797,921 shares.
7.Includes (i) 23,898 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of March 18, 2024, (ii) 657 shares of common stock underlying an equal number of RSUs that vest on or within 60 days of March 18, 2024, (iii) 14,041 shares of common stock underlying an equal number of fully vested RSUs over which Dr. Buechler has no voting or dispositive power, (iv) 200 shares of common stock that are beneficially owned by Dr. Buechler as custodian of his children’s Uniform Transfers to Minors Act accounts and (v) 200 shares of common stock jointly owned with his children.
8.Includes 402 shares of common stock underlying an equal number of fully vested RSUs over which Ms. Dilsaver has no voting or dispositive power.
9.Includes (i) 462 shares of common stock underlying an equal number of RSUs that vest on or within 60 days of March 18, 2024 and (ii) 3,470 shares of common stock underlying an equal number of fully vested RSUs over which Mr. Michael has no voting or dispositive power.
10.Includes (i) 355 shares of common stock underlying an equal number of RSUs that vest on or within 60 days of March 18, 2024, (ii) 6,897 shares of common stock underlying an equal number of fully vested RSUs over which Dr. Polan has no voting or dispositive power and (iii) 17,353 shares of

QuidelOrtho	73	2024 Proxy Statement

common stock held by a Grantor Retained Annuity Trust (Dr. Polan has sole voting and dispositive power with respect to such shares in her capacity as the sole trustee of such trust).
11.Includes 2,321 shares of common stock underlying an equal number of fully vested RSUs over which Ms. Rhoads has no voting or dispositive power.
12.Includes (i) 259 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of March 18, 2024, (ii) 38,145 shares of common stock held by Birchview Fund, LLC (Dr. Strobeck has sole voting and dispositive power with respect to such shares in his capacity as the Managing Partner of such entity), (iii) 10,430 shares of common stock held directly by Dr. Strobeck and (iv) 16,628 shares of common stock beneficially owned by Dr. Strobeck as custodian of his children’s Uniform Gift to Minors Act and other accounts.
13.Includes (i) 22,440 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of March 18, 2024, (ii) 426 shares of common stock underlying an equal number of RSUs that vest on or within 60 days of March 18, 2024 and (iii) 3,252 shares of common stock underlying an equal number of fully vested RSUs over which Dr. Widder has no voting or dispositive power.
14.Includes (i) 177,378 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of March 18, 2024 and (ii) 27,458 shares of common stock underlying an equal number of fully vested RSUs over which Mr. Bryant has no voting or dispositive power.
15.Includes (i) 50,419 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of March 18, 2024, (ii) 4,925 shares of common stock underlying an equal number of RSUs that vest on or within 60 days of March 18, 2024 and (iii) 2,150 shares of common stock held by a Revocable Trust (Mr. Busky has shared voting and dispositive power with respect to such shares in his capacity as a trustee of such trust).
16.Includes (i) 80,035 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of March 18, 2024 (ii) 4,925 shares of common stock underlying an equal number of RSUs that vest on or within 60 days of March 18, 2024 and (iii) 4,670 shares of common stock underlying an equal number of fully vested RSUs over which Mr. Bujarski has no voting or dispositive power.
17.Includes(i) 67,504 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of March 18, 2024 and (ii) 4,925 shares of common stock underlying an equal number of RSUs that vest on or within 60 days of March 18, 2024 .
18.Includes (i) 6,227 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of March 18, 2024 and (ii) 3,811 shares of common stock underlying an equal number of RSUs that vest on or within 60 days of March 18, 2024 .
19.All directors and executive officers as a group, and includes an aggregate of (i) 263,981 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of March 18, 2024, (ii) 24,407 shares of common stock underlying an equal number of RSUs that vest on or within 60 days of March 18, 2024 and (iii) 36,277 shares of common stock underlying an equal number of fully vested RSUs over which no individual has voting or dispositive power.
Except for the information relating to stock options and RSUs, all information with respect to beneficial ownership of shares of common stock in this section is based on filings made by the respective beneficial owners with the SEC or information the beneficial owners provided to us.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. To our knowledge, based solely on our review of the reports filed with the SEC and written representations from our directors and executive officers that no Form 5 was required, during 2023, we believe that our directors, executive officers and holders of more than 10% of our common stock timely filed all reports required under Section 16(a) of the Exchange Act, except that due to an administrative oversight one Form 4 for Mr. Prutow, which reported his acquisition of RSUs under the director compensation program, was filed late.

QuidelOrtho	74	2024 Proxy Statement

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information about our equity compensation plans as of December 31, 2023. As of such date, we had outstanding awards under the following equity compensation plans: the 2018 Plan, 2014 Plan, 2021 Plan, ESPP, Quidel’s 2010 Equity Incentive Plan (the “2010 Plan”) and Quidel’s Amended and Restated 2001 Equity Incentive Plan (the “2001 Plan” and together with the 2014 Plan, 2021 Plan and 2010 Plan, the “Former Quidel and Ortho Plans”). The Former Quidel and Ortho Plans have been terminated, expired, superseded by subsequent plans or assumed by the Company, and no additional awards will be made under such plans. However, any outstanding awards under such plans will continue to vest in accordance with their terms.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by stockholders	2,120,148	(1)	35.75	1,903,316	(2)
Equity compensation plans not approved by stockholders(3)	672,092		105.52	—
Total	2,792,240	(1)	141.27	1,903,316	(2)
1.Includes 1,069,343 RSUs, including performance-based RSUs, for which there is no exercise price reflected in column (b). Of these RSUs, 1,054,760 were granted under the 2018 Plan, 4,258 were granted under the 2010 Plan and 10,325 were granted under the 2001 Plan.
2.Includes (i) 637,471 shares of common stock available for issuance under the ESPP and (ii) 1,265,845 shares of common stock available for issuance, as of December 31, 2023, under the 2018 Plan, pursuant to which incentive stock awards may be granted, including restricted stock.
3.Includes shares issuable under the 2014 Plan, a description of which is set forth immediately below.
Material Features of the 2014 Plan
On October 22, 2014, the board of directors of Ortho-Clinical Diagnostics Bermuda Co. Ltd. (“Ortho Bermuda”), Ortho’s predecessor, approved the 2014 Plan with the purpose of attracting, retaining and incentivizing employees, directors and consultants (the “2014 Plan Participants”) in furtherance of Ortho’s success. The 2014 Plan allowed for the issuance by Ortho of stock options, restricted stock and other stock-based awards. Stock options and restricted shares granted under the 2014 Plan were authorized by the board of directors of Ortho Bermuda and Ortho, as applicable, or a designated committee thereof (the “Plan Administrator”). The equity grants awarded under the 2014 Plan were typically in the form of stock options with an exercise price equal to the fair market value of Ortho’s shares on the grant date. The terms of the options varied with each grant and were determined by the Plan Administrator within the guidelines of the 2014 Plan. From time to time, Ortho also made limited awards of restricted stock to certain 2014 Plan Participants in order to deliver an additional form of equity incentive compensation. As a result of the closing of the Combinations, the 2014 Plan was assumed by the Company and will continue in effect on the same terms and conditions (subject to the adjustments required or permitted by the Business Combination Agreement), provided that no new awards will be made under the 2014 Plan and outstanding awards under the 2014 Plan were converted, in part, into stock options and restricted shares in the Company. As of December 31, 2023, there were 672,092 stock options and no unvested restricted stock awards outstanding under the 2014 Plan.

QuidelOrtho	75	2024 Proxy Statement

PROPOSAL TWO
Say-on-Pay Proposal
In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders with an advisory (non-binding) vote on the compensation of our NEOs (commonly referred to as “Say-on-Pay”). Accordingly, we are asking stockholders to vote on the following resolution at the Annual Meeting:
“Resolved, that the compensation paid to the Company’s NEOs, as disclosed in the “Executive Compensation—Compensation Discussion and Analysis” section, the accompanying compensation tables and the related narrative discussion in this Proxy Statement, is hereby approved.”
The advisory approval of the Company’s executive compensation is a non-binding vote on the compensation paid to the NEOs, as described pursuant to Item 402 of Regulation S-K, including in the “Executive Compensation—Compensation Discussion and Analysis” section, the accompanying compensation tables and the related narrative discussion set forth in this Proxy Statement.
As described in detail under the “Executive Compensation—Compensation Discussion and Analysis” section, our compensation programs are designed to attract, retain and motivate highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests. Stockholders are encouraged to read the “Executive Compensation—Compensation Discussion and Analysis” section, the accompanying compensation tables and the related narrative discussion.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. Unless the Board modifies its policy on the frequency of future Say-on-Pay votes, it is expected that the next Say-on-Pay vote will occur at the 2025 annual meeting of stockholders.
Vote Required and Board Recommendation
Advisory approval of the Say-on-Pay Proposal requires the affirmative vote of a majority of the shares present at the Annual Meeting virtually or by proxy and entitled to vote on such proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal.

VOTE The Board recommends that the stockholders vote “FOR” the Say-on-Pay Proposal.

QuidelOrtho	76	2024 Proxy Statement

PROPOSAL THREE
External Auditor Proposal
The Audit Committee has selected Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 29, 2024. We are asking our stockholders to ratify this selection. Although ratification is not required by law, our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young to our stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
One or more representatives of Ernst & Young are expected to attend the Annual Meeting. The representatives of Ernst & Young will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate stockholder questions.
Vote Required and Board Recommendation
Approval of the External Auditor Proposal requires the affirmative vote of a majority of the shares present at the Annual Meeting virtually or by proxy and entitled to vote on such proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal.

VOTE The Board recommends that the stockholders vote “FOR” the External Auditor Proposal.

QuidelOrtho	77	2024 Proxy Statement

Meeting and Other Information
Stockholder Proposals and Director Nominations
Our Bylaws require that a stockholder give timely written notice to our Corporate Secretary of any proposal for the nomination of a director or any other business such stockholder proposes to bring before an annual meeting of stockholders and comply with the other procedures and requirements set forth in our Bylaws (which include information required under Rule 14a‑19 of the Exchange Act). Such written notice must be given, either by personal delivery or U.S. mail, postage prepaid, to the Corporate Secretary, QuidelOrtho Corporation, 9975 Summers Ridge Road, San Diego, California 92121. To be timely, a stockholder’s notice for the nomination of a director or any other business (other than pursuant to Rule 14a‑8 of the Exchange Act) must be delivered to, or mailed and received by the Corporate Secretary, at the address provided above not less than ninety (90) days or more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be received by the Corporate Secretary no more than one hundred twenty (120) days prior to such annual meeting nor less than the later of (1) ninety (90) days prior to such annual meeting and (2) ten (10) days after the day on which public disclosure of the date of the meeting is first made by the Company. In no event will an adjournment or a postponement of an annual meeting for which notice has been given, or the public disclosure thereof, commence a new time period for a stockholder’s notice. Therefore, unless the 2025 annual meeting of stockholders is convened more than thirty (30) days before or more than sixty (60) days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a‑8 of the Exchange Act) must be received by our Corporate Secretary no earlier than January 14, 2025 and no later than the close of business (6:00 p.m. Pacific Time) on February 13, 2025. Any such nomination or proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our Bylaws. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a‑4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. In addition, a stockholder’s failure to comply with these and other applicable requirements may also result in a nomination or proposal being disregarded pursuant to our Bylaws.
Any notice to the Corporate Secretary must be in proper written form and set forth the matters and information listed in our Bylaws, including, if applicable, the matters relating to a director nomination.
Any eligible stockholder who desires to have a proposal considered for inclusion in our proxy statement for our 2025 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act must submit such proposals to our Corporate Secretary at 9975 Summers Ridge Road, San Diego, California 92121. Such proposals must be received by us as of the close of business (6:00 p.m. Pacific Time) on December 3, 2024. Such proposals may or may not be included in the proxy statement.
Nothing in this section will be deemed to require us to include in our proxy solicitation materials relating to any annual meeting of stockholders any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC and set forth in our Bylaws.
Availability of Additional Information
We will provide, free of charge, a copy of our Annual Report, without exhibits, upon the written request of any stockholder of the Company. Please contact the Investor Relations department at QuidelOrtho Corporation, 9975 Summers Ridge Road, San Diego, California 92121. You may also obtain such documents by emailing our Investor Relations department at IR@QuidelOrtho.com.

QuidelOrtho	78	2024 Proxy Statement

Forward-Looking Statements
This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are any statement contained herein that is not strictly historical, including, but not limited to, certain statements made in the “Commitment to ESG Matters” section regarding our ESG strategies, initiatives, outcomes and goals and the “Executive Compensation—Compensation Discussion and Analysis” section regarding the anticipated effects of our compensation structure and programs. Without limiting the foregoing, the words “may,” “will,” “would,” “should,” “might,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” “continue” or similar words, expressions or the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Such statements are based on the beliefs and expectations of our management as of the date of this Proxy Statement and are subject to significant known and unknown risks and uncertainties. Actual results or outcomes may differ significantly from those set forth or implied in the forward-looking statements. The risks, uncertainties and other factors discussed in the “Risk Factors” section in our most recent Annual Report on Form 10-K, and other filings we make with the SEC, could cause actual results to differ from those set forth or implied in the forward-looking statements. Investors should not rely on forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. All forward-looking statements are based on information currently available to us and speak only as of the date of this Proxy Statement. We undertake no obligation to update any of the forward-looking information or time-sensitive information included in this Proxy Statement, whether as a result of new information, future events, changed expectations or otherwise, except as required by law.
Website References
Website references throughout this Proxy Statement are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this Proxy Statement.
Use of Trademarks
QuidelOrtho, Quidel, Ortho Clinical Diagnostics, Savanna and Vitros are trademarks of QuidelOrtho Corporation. Other names and brands may be claimed as the property of others.
Other Business
We currently know of no other business that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares over which they hold proxies in accordance with their best judgment.

QuidelOrtho	79	2024 Proxy Statement

APPENDIX A
Reconciliation of
Non-GAAP Financial Measures
This Proxy Statement contains financial measures that are considered non-GAAP financial measures under applicable U.S. securities rules and regulations. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of the Company’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation.
The following table sets forth supplemental combined revenues, which include Ortho revenues on a pro forma basis as if the acquisition had occurred on January 4, 2021, and are in accordance with Regulation S-X Article 11 and Accounting Standards Codification 805, Business Combinations (in millions):

	Fiscal Year Ended
	December 31, 2023	January 1, 2023	% Change	Currency Impact (%)	Constant Currency(a) (%)

Respiratory revenues	$714.6	$1,866.5	(61.7)	—	(61.7)
Non-respiratory revenues	2,283.2	2,184.7	4.5	(0.9)	5.4
Total supplemental combined revenues	$2,997.8	$4,051.2	(26.0)	(0.1)	(25.9)
(a)The term “constant currency” means we have translated local currency revenues for all reporting periods to U.S. dollars using currency exchange rates held constant for each period. This additional non-GAAP financial information is not meant to be considered in isolation from or as a substitute for financial information prepared in accordance with GAAP.
Adjusted EBITDA consists of net loss before interest expense, net, provision for income taxes and depreciation and amortization and eliminates (i) certain non-operating income or expense and (ii) impacts of certain non-cash, unusual or other items that are included in net income that the Company does not consider indicative of its ongoing operating performance.

QuidelOrtho	A-1	2024 Proxy Statement

The following table sets forth a reconciliation of Adjusted EBITDA to net loss (in millions):

Fiscal Year Ended
December 31, 2023

Net loss	$(10.1)
Depreciation and amortization	457.2
Interest expense, net	147.6
Benefit from income taxes	(19.0)
Acquisition and integration costs	113.4
Tax indemnification expense	12.6
Amortization of deferred cloud computing implementation costs	9.2
Impairment of long-lived assets	4.5
Loss on investments	3.6
EU medical device regulation transition costs	2.5
Other adjustments	1.7
Adjusted EBITDA	$723.2
The following table sets forth a reconciliation of adjusted free cash flow to net cash provided by operating activities:

Fiscal Year Ended
December 31, 2023

Net cash provided by operating activities	$280.2
Adjustments:
Capital expenditures	(191.4)
Other payments(a)	180.8
Adjusted free cash flow	$269.6
(a)For the fiscal year ended December 31, 2023, other payments include $116 million related to acquisition, integration and other costs, $47 million of integration-related cloud computing implementation costs and $18 million of other integration-related capital expenditures.

QuidelOrtho	A-2	2024 Proxy Statement

QUIDELORTHO CORPORATION
9975 SUMMERS RIDGE ROAD
SAN DIEGO, CA 92121

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/QDEL2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V37687-P04606

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUIDELORTHO CORPORATION

The Board of Directors recommends you vote FOR the following director nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors: To be elected for terms expiring in 2025.

Nominees:

01) Kenneth F. Buechler, Ph.D.
02) Evelyn S. Dilsaver
03) Edward L. Michael
04) Mary Lake Polan, M.D., Ph.D., M.P.H.
05) James R. Prutow
06) Ann D. Rhoads
07) Robert R. Schmidt
08) Matthew W. Strobeck, Ph.D.
09) Kenneth J. Widder, M.D.
10) Joseph D. Wilkins Jr.

The Board of Directors recommends you vote FOR the following proposals:

NOTE: To transact such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V37688-P04606

QUIDELORTHO CORPORATION
Annual Meeting of Stockholders to be held on May 14, 2024
This proxy is solicited by the Board of Directors

The undersigned stockholder of QUIDELORTHO CORPORATION, a Delaware corporation, revoking any proxy previously given, hereby appoints Michael S. Iskra, Robert J. Bujarski, Joseph M. Busky and Michelle A. Hodges, and each of them individually, as proxies and attorneys-in-fact, each with the power to act without the others and with full power of substitution, to vote all of the shares of QUIDELORTHO CORPORATION Common Stock that such stockholder is entitled to vote at the Annual Meeting to be held on Tuesday, May 14, 2024, at 8:30 a.m., Pacific Time, live via the Internet at www.virtualshareholdermeeting.com/QDEL2024 and any postponements or adjournments of such meeting, as set forth on the reverse side of this card, and in their discretion upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED "FOR ALL" DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE, "FOR" EACH OF PROPOSALS 2 AND 3, AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT PROPERLY COME(S) BEFORE THE MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. IN THE EVENT THAT ANY OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY CARD ARE UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THE PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE